UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4436 Lebec Rd.

Post Office Box 1000

Tejon Ranch, California 93243

April 2, 2021

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Tejon Ranch Co. (the “Company”) on Wednesday, May 19, 2021, at 9:00 A.M., Pacific Time, online via a live webcast at www.virtualshareholdermeeting.com/TRC2021 (the “Annual Meeting”). Information and procedures to follow on how to participate in the Annual Meeting are included in the 2021 proxy materials and will be disclosed on the Annual Meeting website. Your Board of Directors and management look forward to greeting those shareholders who are able to attend online.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the Annual Meeting, whether or not you plan to attend online. Please review the proxy statement and vote online, by telephone, or by mailing the enclosed proxy card or voting instruction form at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Gregory S. Bielli,
President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on

May 19, 2021

The Annual Meeting of Shareholders of Tejon Ranch Co. (the “Company”, “Tejon”, “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held online via a live webcast at www.virtualshareholdermeeting.com/TRC2021 on Wednesday, May 19, 2021, at 9:00 A.M., Pacific Time (the “Annual Meeting”), for the following purposes:

1.	To elect the three directors named in this Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

3.	To approve named executive officer compensation on an advisory basis.

4.

To approve an amendment to the Company’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) to increase the number of authorized shares of the Company’s common stock.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees of the Board of Directors of the Company (the “Board”) for election at the meeting are Jean Fuller, Geoffrey L. Stack, and Michael H. Winer.

The Board recommends that you vote: (i) “FOR” the election of each of the nominees; (ii) “FOR” the ratification of the appointment of Deloitte & Touche LLP; (iii) “FOR” the approval of named executive officer compensation; and (iv) “FOR” the amendment to the Company’s Certificate of Incorporation

The Board has fixed the close of business on March 24, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or the adjournment thereof.

We continue to actively monitor the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. As a result of these uncertainties, we have determined for 2021 that we will once again hold a virtual meeting instead of an in-person meeting. To attend the Annual Meeting online, vote, view the stockholder list, or submit questions, shareholders of record will need to go to the Annual Meeting website noted above and log in using their 16-digit control number provided on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). For more information about the virtual-only meeting format and your ability to participate and vote, including if you are a beneficial holder of your shares, see the discussion under “Record Date and Voting“ in the accompany proxy statement. As always, we encourage you to vote your shares prior to the annual meeting.

Your attention is directed to the accompanying Proxy Statement. To ensure that your shares are represented at the Annual Meeting, please date, sign, and mail the enclosed proxy card or voting instruction form, for which a return envelope is provided, or vote your proxy by telephone or the Internet, the instructions for which are provided on the enclosed proxy card, Notice or voting instruction form.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 9:30 a.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of the Company’s website at http://ir.tejonranch.com/investor-overview

Please note that if your shares are held by a broker, bank, or other holder of record, your broker, bank, or other holder of record will NOT be able to vote your shares with respect to Proposal 1 or Proposal 3 unless you provide them with directions on how to vote. We strongly encourage you to return the voting instruction form provided by your broker, bank, or other holder of record or to utilize your broker’s telephone or Internet voting, if available, and exercise your right to vote as a shareholder.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Operating Officer, Assistant Secretary

Tejon Ranch, California

April 2, 2021

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET.

PLEASE VOTE YOUR SHARES EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE. IF YOU ATTEND THE MEETING ONLINE AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES DURING THE MEETING EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

2021	Notice of Annual Meeting of Shareholders and Proxy Statement

TEJON RANCH CO.

Post Office Box 1000

Tejon Ranch, California 93243

PROXY STATEMENT

Annual Meeting of Shareholders

May 19, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

To Be Held on May 19, 2021

The Proxy Statement and accompanying Annual Report to Shareholders and Annual Report on

Form 10-K are available at www.tejonranch.com or at http://materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held online via live webcast at www.virtualshareholdermeeting.com/TRC2021 on Wednesday, May 19, 2021, at 9:00 A.M., Pacific Time (the “2021 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement, accompanying form of Proxy and Notice of Internet Availabilty (the “Notice”) to shareholders will begin on or about April 2, 2021.

SOLICITATION OF PROXIES

At the meeting, the shareholders of the Company will be asked to vote on the following matters: (1) the election of the three directors named in this Proxy Statement, (2) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021, (3) an advisory vote to approve named executive officer compensation, (4) an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, and (5) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2021 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The costs for this proxy solicitation will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person: such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange (“NYSE”).

RECORD DATE AND VOTING

General Information

We continue to actively monitor the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. As a result of these uncertainties, we have determined for 2021 that we will once again hold a virtual meeting instead of an in-person meeting. We have endeavored to provide shareholders with the same rights and opportunities for participation in the Annual Meeting online as an in-person meeting.

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”), of record at the close of business on March 24, 2021 (the “Record Date”) are entitled to notice of, and to vote at, and participate in, the meeting. To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered shareholders as of the record date during the Annual Meeting, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/TRC2021, enter the 16-digit control number found on their proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

Online check-in will begin at 8:45 A.M. Pacific Time on May 19, 2021, and the Annual Meeting will begin promptly at 9:00 A.M. Pacific Time. You are encouraged to allow sufficient time for accessing the Annual Meeting website. Technicians will be available to assist with technical difficulties and may be reached via the toll free number available on the Annual Meeting website for such assistance.

The rules of conduct and procedures for the Annual Meeting will be provided [in advance of and] during the Annual Meeting at www.virtualshareholdermeeting.com/TRC2021. The rules of conduct will contain more information regarding the Q&A process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered and disclosed. Shareholders may submit questions before and during the Annual Meeting at the Annual Meeting website. We plan to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Shareholder questions related to personal or customer related matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. If a question is not able to be answered due to time constraints, shareholders are encouraged to contact our Investor Relations department.

There were 26,336,621 shares of Common Stock outstanding on the Record Date. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the 2021 Annual Meeting other than the election of directors. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A shareholder of record giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Company’s Secretary a written notice of revocation, by submitting a later-dated proxy via the Internet, by telephone, or by mail, or by voting via the Internet at the 2021 Annual Meeting. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy, and on matters for which no voting instructions are given, shares will be voted “FOR” the election of each nominee and “FOR” Proposals 2, 3 and 4 and in accordance with their best judgment with respect to any other matters which may properly come before the meeting. If you hold shares in a stock brokerage account or by a bank or other holder of record, you must follow the instructions of your broker, bank, or other holder of record to change or revoke your voting instructions.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank, or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank, or other holder of record will not have the discretion to vote with respect to certain matters, and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank, or other holder of record will not have the discretion to vote with respect to Proposal 1 and Proposal 3 but will have discretion to vote on Proposal 2 and Proposal 4. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive and vote your shares.

Quorum

The holders of record of a majority of the Common Stock entitled to vote at the 2021 Annual Meeting must be present at the 2021 Annual Meeting, either in person via the live webcast or by proxy, in order for there to be a quorum at the 2021 Annual Meeting. Shares of Common Stock with respect to which the holders are present at the 2021 Annual Meeting, but not voting, and shares of Common Stock for which we have received proxies, but with respect to which the holders of the shares have abstained from voting, will be counted as present at the 2021 Annual Meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Shareholders cannot abstain in the election of directors, but they can withhold authority. Shareholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the three (3) candidates receiving the highest number of affirmative votes at the 2021 Annual Meeting (also referred to as a plurality) will be elected as directors. Shareholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each shareholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. To exercise the right to cumulate votes, a shareholder must provide written instructions on the proxy card stating how the shareholder wishes to have his or her votes distributed. Withheld votes and broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 1.

Approval of Proposal 2 (the ratification of Deloitte & Touche LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the 2021 Annual Meeting or represented by proxy and entitled to vote at the 2021 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Approval of Proposal 3 (the advisory vote to approve named executive officer compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the 2021 Annual Meeting or represented by proxy and entitled to vote at the 2021 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 3. Broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 3.

Approval of Proposal 4 (the amendment to the Certificate of Incorporation) will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions represent outstanding shares and will thus have the effect of a vote against Proposal 4.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2021 Annual Meeting do not create appraisal or dissenters’ rights.

Proxy Summary

2020 Performance Highlights

Our Mission and Objectives

We are a diversified real estate development and agribusiness company committed to responsibly using our land and resources to meet the housing, employment, and lifestyle needs of Californians and create value for our shareholders. Currently operations consist of land planning and entitlement, land development, commercial land sales and leasing, leasing of land for mineral royalties, water asset management and sales, grazing leases, farming, and ranch operations.

Our primary business objective is to maximize long-term shareholder value through the monetization of our land-based assets. A key element of our strategy is to entitle and then develop large-scale mixed-use master planned residential and commercial/industrial real estate projects to serve the growing populations of Southern and Central California. Our mixed-use master planned residential developments have received governmental jurisdictional approvals to collectively include up to 35,278 housing units, and more than 35 million square feet of commercial space.

2020 Operational and Financial Results

•  For 2020, net loss attributable to common shareholders was $740,000, representing net loss per share of $0.03, compared with net income attributable to common shareholders of $10,580,000, or $0.40, for fiscal 2019.

•  Revenues and other income, including equity in earnings of unconsolidated joint ventures, were $44,549,000 in fiscal 2020, a decline of $22,788,000, or 34%, compared to $67,337,000 in 2019. We also saw a $12,071,000 decrease in earnings of unconsolidated joint ventures, which was primarily attributable to a $9,121,000 decrease in revenue generated by Five West Parcel, LLC as a result of its land and building asset being sold in 2019, along with a $3,088,000 decline in our share of earnings from our TA/Petro joint venture driven by declines in volume and fuel margins as a result of COVID-19 and California’s stay at home orders. Commercial/industrial segment revenues declined $7,256,000. The decline is primarily attributed to the fact that in 2019 there were several major real estate asset contributions and sales made by the Company to its joint ventures for $6,621,000 that did not occur in 2020. Farming revenues saw a $5,465,000 decrease in revenue as a result of lower almond prices, reduced pistachio bonus payments and production, as well as reduced grape revenues due to a lower number of acres in production. These declines in revenue were partially offset by improved mineral resources revenues of $945,000 as a result of water sales increasing $1,912,000 over the prior year as a result of improved sales driven by a dry water year in California. Offsetting this increase was a significant decline in oil royalty revenue as production declined due to lower prices that reduced our production levels. Please refer to our 2020 Annual Report on Form 10-K for additional details regarding our 2020 operations. See the following chart for a summary of revenues:

	2020	2019
Total operating revenues	$37,830,000	$49,523,000
Investment income	884,000	1,239,000
Gain on sale of real estate	1,331,000	0
Equity in earnings of unconsolidated joint ventures, net	4,504,000	16,575,000

Total Revenue and Other Income	$44,549,000	$67,337,000

Forward-Looking Statements and Website References

This document contains “forward-looking statements”—that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performance and are subject to assumptions and involve known risks, uncertainties, and other important factors that could cause the actual results, performance, or achievement of the Company, or industry results, to differ materially from any future results, performance, or achievement imposed by such forward-looking statements. For details on the risks and uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the “Forward-Looking Statements” and “Risk Factors” sections in our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements. This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

2020 Compensation Summary

In determining the 2020 compensation for our named executive officers (“NEOs”), the Compensation Committee of the Board (the “Compensation Committee”) considered each NEO’s contributions to the Company’s strategy related to revenue generation, cash management, continued expansion of the Tejon Ranch Commerce Center (“TRCC”) and continued movement of our residential development projects through the entitlement, permitting, and litigation process within California.

Our 2020 compensation program reflects our pay-for-performance philosophy. The annual short-term incentives paid to all our executives were below target, ranging from 89% to 86% of target. Adjusted EBITDA one of the metrics used for purposes of our annual short-term incentives, declined from the previous year due to the reductions in operations as described above.

For the 2018 to 2020 three-year milestone grants, the goal for cumulative cash from operations was $32,727,000, and goal achievement was 175.58% of the target objective, with actual cash from operations of $57,461,000 (without any adjustments to mitigate the impact of COVID-19) over the three-year measurement period. These grants vested at maximum achievement level and were delivered in March 2021 after approval by the Compensation Committee.

The target mix of total direct compensation elements for our CEO and NEOs, as a percentage of total compensation, is set forth in the chart below. We show a three-year period to account for the granting of project milestone equity performance grants that occurs once every three years and occurred in 2020. A significant percentage of our compensation is delivered through variable cash and equity, with over 50% of our CEOs target compensation provided through equity incentives.

Shareholder Engagement

Shareholder engagement is an important and valuable means for direct input and feedback from our investors, and our directors and management recognize the benefits that come from this dialogue. We engage with shareholders throughout the year in order to:

•	Provide visibility and transparency into our business, key real estate entitlement milestones, and our performance;

•	Discuss with shareholders and prospective shareholders the issues that are important to them and hear their expectations; and

•	Assess emerging issues that may affect our business, inform our decision making, and help shape our practices.

We create many opportunities for shareholders and prospective shareholders to provide feedback to our Board and management by setting up one-on-one meetings and telephone calls. In 2020, we met with investors representing over 30% of shares outstanding. The primary feedback that we received related to our business plans and compensation programs is summarized below. The input was similar to the feedback last year given our continued push forward toward the development of our land assets. As part of our process to respond to shareholder feedback and any comments related to our compensation programs, the Compensation Committee works with compensation consultant Semler Brossy Consulting Group LLC (“Semler Brossy”). In 2019 and 2020, Semler Brossy and the Compensation Committee evaluated the Company’s compensation programs, which resulted in the realignment of long-term milestone performance grants beginning in 2020 to include grants that are tied to growth in our stock price.

What We Heard	How We Responded
Shareholders want a better understanding of our business model as related to our real estate segments, and in particular, the process of entitlement	Management evaluated disclosures and, for the 2020 Annual Report on Form 10-K and in this report, continued to expand our disclosures related to our land entitlement and development programs
Shareholders favor the addition of total stock return measurements into performance-based equity programs

The Compensation Committee, with advice from our compensation consultant, developed a new stock grant program that includes total stock return as a component of performance-based equity grants beginning in 2020

Shareholders had concerns about annual cash incentive plan financial metrics being compared to budget rather than prior year financial metrics	Disclosures were enhanced to better illustrate the strategic alignment of the budget, which is tied to the current commodity-price environment

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of nine directors divided into three classes based upon when their terms expire. The terms of three current directors (Class I) will expire at the 2021 Annual Meeting; the terms of three current directors (Class II) will expire at the 2022 Annual Meeting; and the terms of three current directors (Class III) will expire at the 2023 Annual Meeting. In connection with the 2020 Annual Meeting of Stockholders, stockholders approved amendments to our Certificate of Incorporation to declassify the Board over a period of three years. As a result, each director elected at the 2021 Annual Meeting will be elected for a two-year term. Next year, directors elected at the 2022 Annual Meeting will be elected for a one-year term. Beginning with the 2023 Annual Meeting, all directors will be subject to annual election for one-year terms.

The nominees of the Board for election at the 2021 Annual Meeting to serve as Class I Directors are Jean Fuller, Geoffrey L. Stack and Michael H. Winer, and all three are presently directors whose terms began at the 2018 Annual Meeting. If elected, the regular term of each director will expire at the 2023 Annual Meeting, and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal, unless the authorized number of directors is decreased.

Shareholder nominations of persons for election to the Board must be made pursuant to timely written notice to the Secretary of the Company pursuant to, and contain the information required by, the Company’s Certificate of Incorporation and Bylaws. See “Shareholder Proposals for 2022 Annual Meeting” for additional information on the procedure for shareholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld, as provided in the proxy), and unless otherwise instructed, one-third of the votes to which the shareholder is entitled will be cast for each of the nominees. All of the nominees of the Board have consented to being named in this Proxy Statement and to serve if elected. In the event that any one or more of the nominees shall become unable to serve or for good cause refuses to serve as director (an event that is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2021 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board and in such order of preference as the proxy holders may determine in their discretion.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 2, 2021, the Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Services provided to the Company and its subsidiaries by Deloitte in fiscal year 2020 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Deloitte are expected to be present at the 2021 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

Shareholder Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Certificate of Incorporation, Bylaws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event that shareholders do not ratify the appointment of Deloitte, the appointment may be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Deloitte has served as our independent registered public accounting firm since 2019.

Audit Fees and Services

	2020	2019
Audit Fees	$526,205	$496,898
Audit Related Fees	$0	$0
Tax Fees	$218,764	$125,700
All Other Fees	$0	$0
Total	$744,969	$622,598

Audit Fees. This category includes the aggregate fees billed by Deloitte for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2020 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2020.

Audit-Related Fees. This category includes the aggregate fees billed for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees. This category includes the aggregate fees billed for tax compliance, advice, and planning services.

All Other Fees. This category includes the aggregate fees billed for any permitted services not included in categories above, which includes annual subscription fees for accounting practice publications.

Audit Committee Pre-Approval

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s outside auditor. To fulfill this requirement, the Company’s independent registered public accounting firm provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then reviews and approves, rejects, or seeks to modify the proposal. During the years ending December 31, 2020 and December 31, 2019, 100% of the services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee.

Prior Independent Registered Public Accounting Firm

As previously disclosed in the Company’s Current Report on Form 8-K filed on March 21, 2019, Ernst &Young, or E&Y, served as the Company’s independent registered public accounting firm until March 18, 2019, when the Audit Committee dismissed E&Y. The decision to change our independent registered public accounting firm was recommended and approved by the Audit Committee.

The reports of E&Y on the Company’s financial statements for the fiscal year ended December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2018 and the subsequent interim period through March 18, 2019, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the financial statements for such years.

Representatives of E&Y are not expected to be present at the 2021 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2021.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, (the “Exchange Act”), we are asking shareholders to approve on an advisory basis the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement on pages 24 to 55. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the policies and practices described in this Proxy Statement.

The Board recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s NEOs as described in this Proxy Statement, for the following reasons.

Sound Program Design

We design our executive officers’ compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and Company performance and alignment with the interest of long-term shareholders. We achieve our objectives through compensation that:

✓ provides a competitive total pay opportunity,

✓ consists primarily of performance-based compensation,

✓ enhances retention through multi-year vesting of stock awards, and

✓ does not encourage unnecessary and excessive risk-taking.

Best Practices in Executive Compensation

Some of our leading practices include

✓ an executive compensation recovery policy,

✓ an executive stock ownership policy,

✓ a policy prohibiting pledging and hedging of Tejon stock,

✓ no executive-only perquisites or benefits,

✓ no guaranteed bonus programs, and

✓ utilization of an independent compensation consultant who reports to the Compensation Committee.

The advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. Although the voting results are not binding, the Board will review and consider them when evaluating our executive compensation program.

The Board has adopted a policy of holding an advisory vote on executive compensation every year, and unless the Board modifies its policy, we expect that, after the 2021 Annual Meeting, the next advisory vote on the compensation of our NEOs will take place at our 2022 Annual Meeting.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS AS DISCLOSED ON PAGES 24 TO 55 IN THE PROXY STATEMENT.

PROPOSAL 4

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

After careful consideration the Board unanimously voted to approve, and to recommend to our shareholders that they approve and adopt, an amendment to the Company’s Restated Certificate of Incorporation (the “Certificate”).

Description of the Amendment

The proposed amendment would amend Article V to increase the number of authorized shares of our common stock from 30,000,000 to 50,000,000. If the amendment is approved, the first paragraph of Article V of the Certificate will be amended and restated as follows to replace the current authorization of “Thirty Million (30,000,000)” to “Fifty Million (50,000,000)”:

The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of Common Stock which the Corporation shall have authority to issue shall be Fifty Million (50,000,000), and each such share shall have a par value of $.50; and the total number of shares of Preferred Stock which the Corporation shall have the authority to issue shall be Five Million (5,000,000) and each such share shall have a par value of $1.00.

The second paragraph of Article V and the other remaining provisions of the Certificate would remain unchanged.

Reasons for Increasing the Number of Authorized Shares

The Company currently has 30,000,000 shares of common stock authorized. As of March 24, 2021, there were 26,874,409 shares of common stock outstanding or reserved (excluding treasury shares). The common stock may be issued from time to time as determined by the Board. The additional 20,000,000 shares would be part of the existing class of common stock and, if and when issued, would have rights identical to the currently outstanding common stock of the Company.

The Board believes that the proposed increase in the number of authorized shares of common stock will benefit us by improving our flexibility in responding to future business needs and opportunities. The additional shares of common stock may be used for such corporate purposes as may be determined by the Board from time to time to be necessary or desirable. These purposes may include: (i) raising capital through the sale of common stock or other securities convertible into or exchangeable or exercisable for common stock, (ii) effecting a stock split or issuing a stock dividend, (iii) acquiring other businesses or assets in exchange for common stock or other securities convertible into or exchangeable or exercisable for common stock, (iv) attracting and retaining employees by the issuance of additional securities pursuant to employee plans agreements, and (vi) other proper corporate purposes. If approved, the Board will have the authority to issue approximately 20 million additional shares of common stock without incurring the delay and expense of further shareholder approval, except as may be required for a particular transaction by applicable law or regulation or by the NYSE Listed Company Manual or any other securities exchange on which the Company’s securities may then be listed.

The increase in the number of authorized shares is not intended to impede a change of control, and we are not aware of any efforts to acquire control of the Company or otherwise accumulate shares of our common stock. It is possible, however, that the additional shares contemplated by the amendment could be issued in connection with defending the Company against a hostile takeover bid to dilute the equity ownership of a person or entity seeking to obtain control of the Company, or in a private placement with purchasers who might side with the

Board if it chose to oppose a specific change of control. These additional shares also could be issued in order to deter an attempt to replace the Board by diluting the percentage of shares held by persons seeking to control us by obtaining seats on the Board. Accordingly, the amendment could have the effect of discouraging efforts to gain control of the Company in a matter not approved by the Board. The actual issuance of additional shares of our common stock in the future could have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock. We currently have no formal plans, understandings, contracts, agreements or arrangements with respect to the issuance of additional shares of common stock not previously authorized for issuance by the Board. Shareholders do not have, and the proposed amendment would not create, any preemptive rights.

Additional Information

If shareholders approve the proposed amendment, it will become effective upon filing and effectiveness of a certificate of amendment to the Certificate setting forth the amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval. If shareholders do not approve the amendment, the number of authorized shares will remain at 30 million, and the certificate of amendment will not be filed with the Delaware Secretary of State. The Board reserves the right, notwithstanding shareholder approval of the proposed amendment to the Certificate, and without further action by the shareholders, to elect not to proceed with the amendment if, at any time prior to filing the amendment, the Board determines that it is no longer in the best interests of the Company and shareholders to proceed with the amendment.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that each individual director should possess certain attributes, as discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines) but does not have any specific minimum qualifications that a nominee must meet. However, the Nominating Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment, and integrity; an understanding of the environment in which the Company does business; and diverse experience with the key business, financial, and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in Board and committee activities on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

Because the Nominating Committee recognizes that a diversity of backgrounds and cultures, including on the basis of gender, race, ethnicity, underrepresented communities, viewpoints, and practical experiences can enhance the effectiveness of the Board. As part of its evaluation of each candidate, the Nominating Committee takes into account how each candidate’s diversity, background, experience, qualifications, attributes, and skills may complement, supplement, or duplicate those of other prospective candidates. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, which as discussed below is one of the committee’s responsibilities. In addition, the Board is committed to having a membership that reflects a diversity of ethnicity, race and gender.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, public policy and/or agriculture. These are all areas that are integral to the strategy, operations, and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, whose terms will expire at the 2021 Annual Meeting; (2) Class II Directors, whose terms will expire at the 2022 Annual Meeting; and (3) Class III Directors, whose terms will expire at the 2023 Annual Meeting. The Board currently consists of nine directors, as the Board increased its size from eight to nine on January 1, 2021.    The Board’s leadership is structured so that the Chairman of the Board and Chief Executive Officer (“CEO”) are separate positions. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate for our Company and our shareholders at this time because it provides an additional layer of oversight as to management and management’s activities and allows the Board to act independently of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications, and skills of each director, including the current director nominees, when determining whether each should serve as a director of the Company. In keeping with its stated criteria for director nominees described in the section entitled “Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment, and integrity, and possesses both an understanding of the environment in which the Company does business and diverse experience with the key business, financial, and other challenges that the Company faces. Each director is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including the current director nominees, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business, governmental, and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, public administration and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Nominating Committee emphasizes familiarity with the real estate and agricultural industries and considers customer perspectives to be important when evaluating director nominees. Although the directors listed below each possess a number of these attributes, the Nominating Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suit the needs of the Company and qualify them to serve as a director of the Company.

The following table sets forth information regarding the nominees for Class I Directors at the 2021 Annual Meeting, as well as the Class II and Class III Directors.

Class I Director Whose Term Expires in 2021 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Jean Fuller	2019	71

Jean Fuller holds a Ph.D. from the University of California, Santa Barbara, a Master of Public Administration from the California State University, Los Angeles, and a Bachelor of Arts, Summa Cum Laude (All honors) degree in communications from California State University, Fresno. Prior to being elected to our Board she served in the California Senate from 2010 to 2018, after which she retired. Jean Fuller served as Vice Chair of the Senate Rules; Budget, Energy, Utilities & Communications; Natural Resources and Water; and Environmental Quality Committees. Prior to the California Senate, she served two terms in the California State Assembly from 2006-2009 in which she was presiding officer. From 1999 to 2006, Jean Fuller served as Superintendent (the Chief Executive Officer) of the Bakersfield City School District, which at the time serviced more than 30,000 students, had a budget in excess of $100 million and had 3,500 employees. Our Board believes that Jean Fuller’s experience as the chief executive officer of a large public agency and her expertise with legislative and regulatory issues, particularly with respect to natural resources, water, and environmental quality, make her very qualified to serve as a director on our Board.

Geoffrey L. Stack	1998	77

Mr. Stack is one of the Founding Partners of the Sares-Regis Group, a commercial and residential real estate development and management firm since its inception in 1993. He currently sits on the Investment committee for the company. Mr. Stack was responsible for all residential operations of Sares-Regis, including development, acquisitions, finance, and management activities until 2018. Mr. Stack graduated from Georgetown University and received an M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Mr. Stack is a past trustee of the Urban Land Institute (“ULI”) and the former Chairman of the ULI Foundation. He is also the past Chairman of the National Multifamily Housing Council. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Michael H. Winer	2001	65

Mr. Winer was employed as a senior investment manager by Third Avenue Management LLC (or its predecessor) from 1994 through 2018, when he retired. Mr. Winer managed The Third Avenue Real Estate Value Fund, an open-end mutual fund that invests in the securities of publicly traded real estate and real estate-related companies in developed countries, by adhering to a strict value-investing approach. Mr. Winer has no continuing affiliation with Third Avenue Management LLC or the Third Avenue Real Estate Value Fund. From 2009 through 2016, Mr. Winer served as a director of Newhall Holding Company LLC. In 2016, Newhall merged with two other California master-planned communities. Since the merger in May 2016, Mr. Winer has served as a director of the merged entity, Five Point Holdings LLC, where he is the Chair of the Compensation Committee and serves on the Audit Committee and Nominating and Corporate Governance Committee. He also has served as a director of private company 26900 Newport Inc. since 1998. Since 2016, Mr. Winer has been a member of the Board of Trustees of two not-for-profit organizations: The Pacific Legal Foundation (from which he resigned in September of 2018) and the Future Citizens Foundation (dba The First Tee of Monterey County). Mr. Winer received a B.S. degree in accounting from San Diego State University and is a certified public accountant in California (inactive). Our Board believes that Mr. Winer’s investment industry background and specifically, his experience with real estate investing, make him very qualified to serve as a director on our Board.

Class II Directors Whose Terms Expire in 2022 and Their Principal Occupation, Employment, or Directorships	Director Since	Age
Steven A. Betts	2014	63

Mr. Betts is Managing Director of Development for Holualoa Companies, a 35-year old real estate investment and development company with three-quarters of a billion dollars in assets held all across the U.S. and in Europe. He has held this position since August 2020. Prior to this he served as a strategic advisor to Holualoa since 2015. Mr. Betts is also President of Betts Real Estate Advisors, a consulting company he founded in 2017. He has served as a strategic advisor to the Southwest Division of Hines, one of the largest commercial investment and development companies in the world, since 2015; as a strategic advisor to the Helios Education Foundation, the largest education foundation in Arizona and Florida, since 2016: and as a strategic advisor to the Fortuitous Opportunity Fund specializing in sports anchored mixed use commercial projects. He is the Chairman of University Realty, a subsidiary of Enterprise Partners, an affiliate of Arizona State University. He was also the Director of Development for Chanen Development Company, an affiliate of Chanen Construction, headquartered in Phoenix, from November 2013 to the end of 2018. Briefly, from June to October 2013, he served as the interim CEO of the PhoenixMart project. Mr. Betts also served as the Senior Vice President and Managing Director of Assets for the ASU Foundation from March 2012 through May 2013. Prior to these endeavors, Mr. Betts was President and CEO of SunCor Development Company (“SunCor”) from 2005 to 2010, a half-billion-dollar-plus asset-based subsidiary of the publicly traded Pinnacle West Capital Corporation. SunCor was a developer of master planned communities throughout the Mountainwest and large-scale commercial projects in Metropolitan Phoenix. Mr. Betts holds numerous private board and committee posts, including the executive committee of the Greater Phoenix Economic Council, the Governor’s Transportation and Trade Alliance, Board member and Past Chairman of the Interstate 11 Coalition, Trustee and Past Chairman of the Arizona Chapter of The Nature Conservancy, member and a past-chair of the Urban Land Institute-Arizona District Council Governance Committee. Mr. Betts received his law degree with honors from DePaul University and a B.A. with honors from Augustana College. Our Board believes that Mr. Betts’ master planned community background makes him very qualified to serve as a director.

Rhea Frawn Morgan	2021	64

Ms. Morgan has been the Managing Member and Chief Executive of LDC Advisors, LLC., since 2015. LDC Advisors is a real asset advisory firm specializing in advisory and management of large scale real estate development projects for private and institutional owners. She is a real estate development and advisory professional who has been responsible throughout her career for more than $10 billion of assets owned by institutional investors including private equity and public pension funds. From 2008-2014, operating as an independent fiduciary, Ms. Morgan managed a multi-billion-dollar investment portfolio invested in real estate assets including master planned communities under development, active adult/resort projects, land in various stages of entitlement and planning, and raw land held for future development. Ms. Morgan has multiple master’s degrees from the University of Pennsylvania and Northeastern University in Boston, MA, and is in the process of obtaining a Doctor of Education degree in Organizational Leadership from Northeastern. She is a member of the Urban Land Institute’s Women’s Leadership Initiative District Council, the Women’s Housing Leadership Group, and the National Association of Women in Real Estate Businesses.

Class II Directors Whose Terms Expire in 2022 and Their Principal Occupation, Employment, or Directorships	Director Since	Age

Daniel R. Tisch	2012	70

Mr. Tisch has been the managing member of TowerView LLC, an investment fund of the Tisch Family, since 2001. Since January 2012, Mr. Tisch has also served as a director of Vornado Realty Trust, a real estate investment trust. Mr. Tisch graduated from Brown University and has over 40 years of investing experience. Mr. Tisch worked for major Wall Street firms from 1973 to 1989 and has been managing investment partnerships since then. Our Board believes that Mr. Tisch’s investment industry background and his experience in capital raising and risk management make him well qualified to serve as a director.

Class III Directors Whose Terms Expire in 2023 and Their Principal Occupation, Employment, or Directorships	Director Shares	Age

Gregory S. Bielli	2013	60

Mr. Bielli is President and CEO of Tejon Ranch Co., a position he’s held since December 2013. Prior to this position, Mr. Bielli served as the Chief Operating Officer for the Company from September 2013 through November 2013. Mr. Bielli has over 30 years of experience in real estate, land acquisition, development, and financing. Prior to Tejon Ranch, he was a regional president of Newland Communities, one of the country’s largest and most successful master planned community developers. Mr. Bielli served as President of Newland’s Western Region from 2006 until September 2013. Mr. Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. Our Board believes Mr. Bielli’s experience in real estate operations, specifically master planned communities, and his position as CEO of the Company, makes him well qualified to serve as a director.

Anthony L. Leggio	2012	68

Mr. Leggio has been President of Bolthouse Properties, LLC, a diversified real estate development company with commercial, residential and agricultural holdings since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm. Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was Managing Partner of the law firm of Clifford and Brown for nearly 25 years. Mr. Leggio has served as a director of Valley Republic Bank since 2008. Mr. Leggio has also served as a director of private companies Three Way Chevrolet Company since 2000, H.F. Cox Trucking since 1993, Mark Christopher Chevrolet since 2001, and W.B. Camp Companies since 2009. Mr. Leggio received his B.S. degree from the University of the Pacific and his J.D. from the University of the Pacific, McGeorge School of Law. Our Board believes Mr. Leggio’s real estate development and agricultural experience, his tenure as chief executive officer of a real estate development company and his legal experience make him well qualified to serve as a director.

Norman J. Metcalfe	1998	78

Mr. Metcalfe has served as Chairman of the Company’s Board of Directors since 2014. Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Mr. Metcalfe retired from The Irvine Company in 1997. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Mr. Metcalfe served as a director of CalAtlantic Homes from 2000 until February 2018. Mr. Metcalfe received a B.S. and an M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies make him very qualified to serve as a director.

CORPORATE GOVERNANCE MATTERS

The Board has determined that all directors, except Mr. Bielli, are “independent” under the listing standards of the NYSE and the Company’s categorical criteria used to determine whether a director is independent (the “Independence Standards”). The Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards is attached as Appendix A to this Proxy Statement. Thus, the Board determined that the following directors are independent: Steven A. Betts, Jean Fuller, Anthony L. Leggio, Norman J. Metcalfe, Frawn Morgan, Geoffrey L. Stack, Daniel R. Tisch, and Michael H. Winer. Also, in making its independence determinations, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to the Company and the Company’s management. The Board considered this information in the context of the NYSE’s objective listing standards, the Independence Standards, and for directors serving on committees, the additional standards established for members of audit committees and compensation committees. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors or outside consultants, all of which were ordinary course business transactions. The Board also performed a review of the Company’s charitable contributions to any organization where a director serves as an executive officer and found no contributions in excess of the Independence Standards or the NYSE’s objective listing standards.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. As Chairman of the Board, Mr. Metcalfe presides over these executive sessions. During 2020, there were four meetings of the Board, and all directors attended 100% of the meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual meeting of shareholder in person. All directors attended the 2020 Annual Meeting of the Company.

COMMITTEES OF THE BOARD

Standing committees of the Board include the Executive, Audit, Compensation, Investment Policy, Real Estate, and Nominating and Corporate Governance Committees. The current members of the standing committees as of the date of this proxy statement are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Real Estate Committee	Investment Policy Committee

Steven A. Betts

Gregory S. Bielli

Jean Fuller

Anthony L. Leggio

Norman J. Metcalfe

Frawn Morgan

Geoffrey L. Stack

Daniel R. Tisch

Michael H. Winer

Committee Chair	Committee Member

During 2020, there was one meeting of the Executive Committee, four meetings of the Audit Committee, three meetings of the Compensation Committee, two meetings of the Real Estate Committee, four meetings of the Nominating and Corporate Governance Committee, and no meetings of the Investment Policy Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

Each year, the Board performs a self-evaluation to assess its effectiveness and the participation of each board member. In addition, on an annual basis, the Audit Committee, Real Estate Committee, Compensation Committee, and Nominating and Corporate Governance Committee all perform self-evaluations to measure their effectiveness.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

The Audit Committee

The Audit Committee represents and assists the Board in discharging the Board’s oversight responsibility relating to (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the independent auditor and approves all audit and non-audit services the independent auditor performs. It also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports regularly to the full Board with respect to its activities. The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

In its annual self-evaluation, the Audit Committee reviews and assesses how effectively it fulfilled these purposes over the prior year and identifies areas for improvement. The Audit Committee also periodically reviews and updates its pre-approval and hiring policies related to the independent auditor. The Audit Committee engages proactively with Deloitte and management as needed in order to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting. In 2020, these topics included an analysis of the new revenue recognition and lease accounting standards.

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for audit committee membership set forth in Rule 10A-3 of the Exchange Act. The Board has further found that Mr. Leggio qualifies as an “audit committee financial expert” for the purposes of Item 407(d)(5) of Regulation S-K and has “accounting or related financial management expertise” as described in the listing standards of the NYSE.

The Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs, and it assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. It also reviews and approves corporate goals and objectives relevant to the compensation of top managerial and executive officers, including the CEO, evaluates their performance in light of those goals and objectives, and makes recommendations to the Board regarding their compensation. It administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans and grants of awards thereunder. It also reviews and recommends to the Board the design of other benefit plans, employment agreements, and severance arrangements for top managerial and executive officers. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, reviews the results of this assessment, and also assesses the results of the Company’s most recent advisory vote on executive compensation. It approves, amends, or modifies the terms of any compensation or benefit plan that does not require shareholder approval, if delegated to the Committee by the Board. It reviews and recommends changes for the compensation of directors, and it reviews succession plans relating to positions held by senior executive officers. It reports regularly to the Board with respect to its activities.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Compensation Committee is authorized to delegate to a subcommittee consisting of not less than two members of the Compensation Committee the responsibility to review specific issues, meet with management on behalf of the committee regarding such issues, and prepare recommendations for reports or review by the Committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE for directors and compensation committee members and under the Company’s Independence Standards.

The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officers have any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company.

The Compensation Committee retained Semler Brossy to advise the Compensation Committee on marketplace trends in executive compensation and to analyze companies for peer company identification for the benchmarking of NEO compensation and NEO compensation decisions. The decision to engage an outside compensation consultant was not recommended by management. Semler Brossy consults with the Compensation Committee about its recommendations to the Board on CEO and other NEOs compensation. Semler Brossy did not provide any other services to the Company in 2020, and its fees were $48,000 for the year. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Semler Brossy’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Semler Brossy; (ii) the amount of fees received from the Company by Semler Brossy, as a percentage of Semler Brossy’s total revenue; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultant with a member of the Compensation Committee; (v) any Company stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultant or Semler with any of the Company’s executive officers. The Committee concluded that there are no such conflicts of interest.

The Nominating and Corporate Governance Committee

The Nominating Committee is charged with assessing existing directors to determine whether to recommend them for reelection to the Board, identifying and recruiting potential new directors, establishing a procedure for consideration of director candidates recommended by shareholders, and recommending candidates to be nominated by the Board or elected by the Board, as necessary, to fill vacancies and newly created directorships. It also reviews and makes recommendations to the Board regarding the structure, composition, and functioning of the Board and its committees, and evaluates and recommends changes to the Corporate Governance Guidelines. The Nominating Committee also annually reviews the independence of all directors and evaluates the Board’s performance.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating Committee is governed by a written charter adopted and approved by the Board. The Nominating Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from shareholders. Shareholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Shareholders may also nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation and Bylaws. See “Shareholder Proposals for 2022 Annual Meeting” for additional information on the procedure for shareholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts, or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors were used during 2020, and, accordingly, no fees were paid to such advisors during 2020. Past practice has been for the Nominating Committee to seek recommendations for new directors from current directors, the CEO, and outside advisors.

The Real Estate Committee

The Real Estate Committee provides oversight, guidance, and strategic input into management plans and operations for development and entitlement of Company land. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions and development pro formas and budgets. It reports regularly to the full Board with respect to its meetings. The Real Estate Committee’s current charter is available on the Company’s website, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, 4436 Lebec Rd., P.O. Box 1000, Tejon Ranch, California 93243.

The Investment Policy Committee

The Investment Policy Committee reviews policies and activities related to the investment of the Company’s assets. It receives and reviews the marketable securities investment policy and data regarding marketable security investments and recommends approval of the Company’s investment security policy to the Board.

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents (including Attachment A to the Corporate Governance Guidelines, which constitutes the Company’s Independence Standards) are available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

SUCCESSION PLANNING

The Board, with the assistance of the Compensation Committee, oversees succession plans for the CEO and other senior executive officers. These plans relate both to succession in emergency situations and longer-term succession. As set forth in the Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee reviews the Company’s succession planning for senior executive officers at least annually. The CEO also provides the Board with input regarding these matters.

BOARD’S ROLE IN RISK OVERSIGHT

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value, support the achievement of strategic objectives, and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic, cybersecurity and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s policies with respect to risk assessment and risk management; focuses on financial risk, including internal controls; and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk-taking. Finally, the Nominating Committee assesses the independence of directors and evaluates potential new Board nominees, which allows it to limit the risk associated with having conflicted or otherwise inappropriate directors. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, and additional review or reporting on risks is conducted as needed or as requested by the Board and its committees.

The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the objectives and principles of our executive compensation programs. It explains how compensation decisions are linked to performance as compared to Company performance and shareholder interests. The NEOs, for the 2020 fiscal year are as follows.

Name	Title
Gregory S. Bielli	Chief Executive Officer
Allen E. Lyda	Chief Operating Officer
Robert D. Velasquez	Senior Vice President, Chief Financial Officer
Hugh F. McMahon	Executive Vice President, Real Estate
Michael R.W. Houston	Senior Vice President, General Counsel *

*	Mr. Houston resigned from his position at the Company effective January 31, 2021.

Executive Summary and Compensation Philosophy

Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives directly linked to the creation of shareholder value. The objectives of our executive compensation program are to (i) drive performance against critical strategic goals designed to create long-term shareholder value through the enhancement of our land asset values and (ii) pay our executives at a level and in a manner that ensures Tejon Ranch is capable of attracting, motivating, and retaining top executive talent.

Our compensation philosophy recognizes the value of rewarding our NEOs for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives, taking into account their total compensation packages, which include a combination of base salary, an annual cash-based incentive bonus, and long-term performance-based and time-based equity awards.

Our primary business objective is to maximize long-term shareholder value through the monetization of our land-based assets. Developing real estate assets in California through the entitlement stage to development is a many year process. For this reason, the realization of our Company’s full asset value will come only in future years.

A key element of our strategy is to provide entitled land for large scale residential and mixed-use real estate communities to serve the growing population of Southern and Central California. We are currently engaged in sales and leasing within the Tejon Ranch Commerce Center, or TRCC, master plan, which includes commercial retail, industrial, and multifamily products, and are defending litigation, moving forward in the mapping and permitting process, and preparing for development within our three other major mixed-use master planned communities Centennial, Grapevine, and Mountain Village. These efforts are supported by diverse revenue streams generated from other operations, including farming, mineral resources, and our various joint ventures. Currently our revenues are derived principally from commodity-based businesses such as farming, and mineral resources including water sales, as well as commercial real estate. Our long-term business plan is for our commercial and residential real estate assets to produce the vast majority of our revenues.

The chart below is a continuum of the real estate development process highlighting each project’s current status and key milestones to be met in moving through the real estate development process in California. The real estate development process may be subject to delays arising from California’s complex regulatory structure and litigation environment. At each level of success, value is being created in each project due to the approvals received and to entitlement risks being removed and development approvals being achieved.

Our long-term and short-term performance incentive plans are designed to reward the NEOs for success in moving projects forward along the above continuum. Success in achieving these performance objectives is critical to the creation of value within our land assets. Due to the long-term nature of the real estate development process in California, the increase in value of land within our projects is not immediately recognized in stock market value largely due to the timing of revenue generation, which does not begin to occur until the execution phase of development operations. Therefore, we measure and reward the progress based on achievement milestone related goals rather than typical financial measures used by many companies.

We design our compensation programs to support our commitment to performance. We view our compensation program in three-year increments tied to the time period of our milestone grants, which we make every three years. Our performance milestones are tied to a variety of factors that will create long-term value for our shareholders such as cash management, planning and design, achievement of land entitlements, successful defense of litigation against our entitlements, development of projects, and finally sales and leasing within the projects. The current three-year measurement period is from 2020 to 2022.

2020 Operational and Financial Results

The impact of COVID-19 varied across our businesses, but primarily impacted our retail segment, which had a strong January and February, and then slowed down significantly in March. Some of our other business lines were not impacted by the pandemic such as our industrial retail activities. Others such as farming and mineral resources were indirectly impacted as oil supplies remained higher than normal. In addition, the almond and pistachio markets were impacted by restaurants and companies serving restaurants buying less than their historical levels. In response, the Company initiated cost reduction programs and implemented a voluntary pay reduction for senior management, which included a 10% base salary reduction for all of our NEOs that continued until the end of 2020. During this time, our teams quickly adapted to the new operating environment and incorporated new health and safety practices into all aspects of our business. Our priority was to keep employees, trade partners, and customers safe while continuing to focus on our business operations. As you will see below, the primary driver leading to lower net income and revenues is attributed to land sales and a joint venture land and building sale that did not occur during 2020.

•  For 2020, net loss attributable to common shareholders was $740,000, representing a net loss per share of $0.03, compared with net income attributable to common shareholders of $10,580,000, or $0.40, for fiscal 2019.

•  Revenues and other income, including equity in earnings of unconsolidated joint ventures, were $44,549,000 in fiscal 2020, a decline of $22,788,000, or 34%, compared to $67,337,000 in 2019. We also saw a $12,071,000 decrease in earnings of unconsolidated joint ventures, which was primarily attributable to a $9,121,000 decrease in revenue generated by Five West Parcel, LLC as a result of its land and building asset being sold in 2019, along with a $3,088,000 decline in our share of earnings from our TA/Petro joint venture driven by declines in volume and fuel margins as a result of COVID-19 and California’s stay at home orders. Commercial/industrial segment revenues declined $7,256,000. The decline is primarily attributed to the fact that in 2019 there were several major real estate asset contributions and sales made by the Company to its joint ventures for $6,621,000 that did not occur in 2020. Farming revenues saw a $5,465,000 decrease in revenue as a result of lower almond prices, reduced pistachio bonus payments and production, as well as reduced grape revenues due to a lower number of acres in production. These declines in revenue were partially offset by improved mineral resources revenues of $945,000 as a result of water sales increasing $1,912,000 over the prior year as a result of improved sales driven by a dry water year in California. Offsetting this increase was a significant decline in oil royalty revenue as production declined due to lower prices that reduced our production levels. Please refer to our 2020 Annual Report on Form 10-K for additional details regarding our 2020 operations. See the following chart for a summary of revenues:

	2020	2019
Total operating revenues	$37,830,000	$49,523,000
Investment income	884,000	1,239,000
Gain on sale of real estate	1,331,000	0
Equity in earnings of unconsolidated joint ventures, net	4,504,000	16,575,000

Total Revenue and Other Income	$44,549,000	$67,337,000

Pay-for-Performance

Consistent with our pay-for-performance philosophy, Company financial performance in 2020 directly impacted incentive payouts for 2020, as follows:

•

Annual Cash Incentives. Declines in total revenue and a net loss during 2020 led to adjusted EBITDA, the annual corporate incentive bonus quantitative metric, falling between threshold and target ranges for 2020 (without any adjustments for the impact of COVID-19). This metric is discussed below under “Annual Incentive Plan.”

•

Annual Short-term Milestone Objectives. Short-term milestones are generally items identified each year that are critical to the Company’s long-term objectives. For 2020, there were three milestone objectives with two being achieved at target and one at 75% of target. More information is provided on these milestone objectives within the Annual Incentive Plan section.

•

2018-2020 Cashflow Performance Shares. The NEOs met the 2018 rolling three-year cash flow objectives at 175.58% of the target award level, resulting in maximum award achievement (without any adjustments for the impact of COVID-19). The rolling three-year cash flow metric is described in the Equity Compensation section. The grants associated with the 2018 three-year cash flow metric were paid out during March 2021. The number of stock units that vested in 2021 are identified in the footnotes to the Outstanding Equity Awards at 2020 Fiscal Year-End table that begins on page 49.

Overall Compensation Plan Design and Core Tenets

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company, the success of the Company in achieving real estate development milestones, and the individual performance of each executive. The Compensation Committee also believes that long-term incentives should be a significant factor in determining compensation, particularly because the business of real estate land development, including obtaining complex entitlement approvals, managing the litigation process, completing development, and many of the other actions and decisions of our NEOs requires an extended time horizon before the Company realizes a tangible financial benefit. The stock price of the Company is also important to ensure alignment between executive compensation and shareholder interests, and during 2020 the Compensation Committee, with guidance from the Committee’s compensation consultant, completed the design of a new stock grant program that incorporates stock performance in the determination of future vesting of the grants issued. The stock performance grants made in 2020 will be measured in 2022.

Competitive Pay Opportunity

✓ We pay competitively to attract, motivate, and retain the executives who drive our success and industry leadership.

Equity Incentives

✓ A significant percentage of annual target pay opportunity is in equity to incentivize a long-term focus and promote strong alignment with shareholders.

Sustainable Long-Term Performance

✓ A large majority of total pay is subject to multi-year vesting or performance requirements.

Explicit Pay and Performance Link

✓ We explicitly tie pay to performance by delivering a large majority of pay through performance-based cash and equity incentives.

Compensation Governance

✓ We discourage unnecessary and excessive risk-taking through our vesting and stockholding requirements and clawback provisions.

The following core tents inform the design of our compensation plan.

The principles of our pay philosophy influence the design and administration of our executive compensation programs. The Compensation Committee uses several components of pay that are linked to both our long-term and short-term performance in the executive compensation programs, including long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the vehicles of pay we use and our pay principles.

Pay Principles	Long–term Incentives	Annual Cash Incentives	Base Pay	Benefits
Total compensation should reinforce business objectives and values.	●	●	●	●

A significant portion of an NEO’s total compensation should be variable and based on company and individual performance.	●	●

Incentive compensation should balance long-term, intermediate, and short-term performance.	●	●

Incentive compensation should align the interests of NEO’s with shareholders.	●	●

Compensation should foster a culture of collaboration which shares focus and commitment to our Company	●	●

Compensation opportunities should be competitive.	●	●	●	●

A portion of compensation should provide NEOs with a stable predictable source of income and benefits.			●	●

Our Executive Compensation Best Practices

WHAT WE DO	WHAT WE DO NOT DO

✓ Utilize multiple performance metrics in our incentive plans tied to our short- and long-term goals equity vehicles	Ó No tax gross-ups for executive officers on perquisites or change-in-control severance payments

✓ Employ objective short-term goals for the majority of our NEOs’ bonus opportunities	Ó No hedging of TRC stock

✓ Provide a majority of equity compensation opportunity through performance-based compensation elements	Ó No pledging of TRC stock

✓ Align a significant portion of long-term equity opportunity to project milestones that are linked to shareholder value creation	Ó No holding of TRC stock in margin accounts

✓ Maintain an executive compensation recovery (clawback) policy to ensure accountability	Ó No repricing or replacing underwater equity awards

✓ Require executives and directors to own Company stock to reinforce the alignment of their interests with those of our shareholders	Ó No “single trigger” cash severance based solely upon a change in control. Beginning in 2019, no new stock grants with automatic “single trigger” vesting upon a change in control

✓ Utilize an independent compensation consultant who reports directly to the Compensation Committee	Ó No large bonus payouts without justifiable performance linkage

✓ Recognize an independent Chairman of the Board in our corporate governance structure	Ó No guaranteed bonuses

✓ Provide an annual shareholder “say on pay” vote	Ó No timing of equity awards in coordination with the release of material non-public information

✓ Conduct an Annual Compensation Risk Assessment

2020 Executive Compensation Plan Framework

Our variable compensation consists of two programs: the annual incentive plan (“AIP”), which is an annual cash incentive program, and the long-term incentive plan (“LTIP”), which consists of performance-based and time-based equity vehicles.

Our AIP has three primary performance measures:

1.	Achievement of targeted adjusted EBITDA, which reflects our annual operating budget.

2.	Achievement of annual corporate milestone goals, which are defined each year.

3.	Individual goals, which are defined each year.

Our LTIP consists of three equity delivery vehicles:

1.

Project-related milestone grants are awarded once every three years and are tied to specific business objectives related to our real estate development strategy. The Compensation Committee believes that accomplishing these goals are paramount to creating value in our land asset and achieving our long-term real estate development goals. The value of the milestone grants are three times that of an award that would normally be granted every year. The performance milestone focus is on identifying development projects, protecting and developing water assets, securing entitlement, permit, and mapping approvals, project implementation, and financing for our real estate holdings. These milestone performance grants have specific defined goals that are measurable and not subjective. This component of our LTIP delivers 35% of the CEO’s and 55% of the other NEOs’ long-term compensation opportunity over a 3-year period. Performance milestone grants for the three-year measurement period beginning in 2020 are described in more detail below.

2.

Price-Vested Units are awarded annually and tied to stock price achievement. These grants vest at the end of three years based on stock price performance. This component of our LTIP delivers 15% of the long-term compensation opportunity.

3.

Time-vested restricted stock units are the final component of our LTIP. This element in the plan design recognizes the inherent risk in large-scale land development and helps balance the performance orientation of our approach with the objective of retaining our executive team. Further, time vested restricted stock units underscore an ownership orientation on the part of our executives. The grants vest one-third each year for three years. This component of our LTIP delivers 50% of the long-term compensation opportunity for the CEO and 30% of the long-term compensation for the other NEOs.

The Compensation Committee believes that long-term performance award design reflects the value creation process inherent in large-scale land development by first identifying projects, securing complex entitlements, managing litigation, mapping projects, and then developing the projects to maximize financial returns. Please refer to earlier graphic describing the land entitlement and development process within California.

For the 2020-2022 long-term incentive plan measurement period the CEO’s equity awards are intended to cover three years of grants for each equity award vehicle. The Compensation Committee does not intend to make additional awards to the CEO during the 2020-2022 period.

Pay Mix Analysis

The target mix of total direct compensation elements for our CEO and NEOs, as a percentage of total compensation, is set forth in the tables below. We show a three-year period to account for the granting of project milestone equity performance grants that occurs once every three years and occurred in 2020. A significant percentage of our compensation is delivered through variable cash and equity, with over 50% of our CEOs target compensation provided through equity incentives.

Named Executive Officer—Target Mix	Base Salary	AIP	LTIP
CEO 3-Year Target (1)	19%	24%	57%
Other NEOs 3-Year Target (1)	34%	23%	43%

1.	New three-year measurement period is based on 2020 target compensation.

2020 Say on Pay Vote

At our 2020 Annual Meeting, our shareholders expressed support for our executive compensation program, with 78.8% of shareholders casting votes in favor of the advisory vote proposal. No changes were made to our executive compensation program as a result of the advisory vote.

Elements of Compensation

The Compensation Committee seeks to create a compensation plan that is balanced in its use of short-term and long-term compensation elements in order to align management’s incentives with the long-term interests of our shareholders and the development of our land assets. In developing the compensation plan, the Compensation Committee seeks to be aware of changing economic and industry conditions, as well as changing compensation trends. To achieve these objectives, the plan uses a variety of compensation elements as described below.

Compensation Component	Objective	Characteristics
Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of responsibility.	Fixed cash component annually reviewed and adjusted from time to time based on individual performance and peer group analysis.

Annual Incentive Bonus	Drive the achievement of performance goals in a particular fiscal year.	Annual incentive bonuses are paid in cash. This performance-based bonus opportunity is based on the achievement of quantitative and qualitative goals. Performance period is one year.

Long-Term Incentive Compensation

Promote the achievement of our long-term financial goals and development milestone goals to create value by aligning NEO and shareholder interests, promoting NEO retention, and rewarding NEOs for performance over time.

Long-term incentive compensation is in the form of performance shares, price-vested units, and time-vested awards. The payout of performance shares is based on the achievement of targets set by the Compensation Committee to the achievement of measurable milestone goals related to development. Price-vested units are tied to appreciation of stock price. Performance period for performance shares and price-vested units is three years. Time-vesting awards vest equally over three years.

Base Salaries

When establishing base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives in our peer group. The Compensation Committee believes that compensation objectives are effectively met when a majority of an executive’s compensation is composed of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term fixed compensation better aligns management with shareholders.

The Compensation Committee approved the following 2019 and 2020 base salaries for our NEOs.

Name	2019 Annual Base Salary	2020 Annual Base Salary	2020* Actual Salary	2019-2020 Base Salary Percent Increase
Gregory S. Bielli	$675,000	$700,000	$653,333	3.7%
Allen E. Lyda	$350,000	$360,500	$336,467	3.0%
Robert D. Velasquez	$265,000	$272,950	$254,753	3.0%
Hugh F. McMahon	$263,210	$271,106	$253,032	3.0%
Michael R.W. Houston	$269,216	$277,292	$258,806	3.0%

*	As part of our response to COVID-19 and the reduction of staffing costs the NEOs beginning May 2020 took a voluntary 10% decrease in salary for the remainder of 2020.

For 2020, the Compensation Committee after review of peer group data, relevant industry data, and input from our compensation consultant determined that Mr. Bielli’s base salary would be increased to stay competitive with current market expectations. When granting the salary increases for 2020 for the other NEOs, the Compensation Committee, along with the Chief Executive Officer, performed an annual review of each of the other NEOs’ salaries and evaluated changes to base salary. This review considered several factors, including peer group information, the market for similar job functions, the economic environment, changes in job responsibilities, and the general experience of the Compensation Committee members.

Annual Incentive Plan

Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year.

The attainment of each year’s quantitative financial goals for each of the NEOs is uncertain and is dependent upon factors such as real estate sales and leasing programs, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming and mineral operations due to the commodity nature of the products we produce and the fact that we do not know the production each year or the ultimate price we will receive for our products each year. The achievement of individual objectives tied to land entitlement, development, and conservation efforts is highly dependent on working with groups outside of the Company, such as government agencies, local county planning departments, and environmental resource groups, all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The following chart provides the performance level weightings for the Chief Executive Officer and the other NEOs.

Weighted Measures	Gregory S. Bielli Chief Executive Officer	Allen E. Lyda Chief Operating Officer	Robert D. Velasquez SVP Chief Financial Officer	Hugh F. McMahon EVP Real Estate	Michael R. W. Houston SVP General Counsel
	Corporate Quantitative Measurements
Adjusted EBITDA	40%	40%	40%	40%	40%

Corporate Quantitative Measurements	40%	40%	40%	40%	40%
	Corporate Short-Term Objectives
Kern LAFCO approval of TCWD Annexation 8 to be completed fourth quarter 2020	13.34%	13.34%	13.34%	13.34%	13.34%
Fully lease new 580,000 square foot building third quarter of 2020	13.33%	13.33%	13.33%	13.33%	13.33%
Approval by Real Estate Committee of new speculative building development fourth quarter 2020	13.33%	13.33%	13.33%	13.33%	13.33%

Corporate Short-Term Objectives	40%	40%	40%	40%	40%
	Divisional Quantitative / Qualitative Measurements
Individual Objectives	20%	20%	20%	20%	20%

Divisional Quantitative/Qualitative Weighting	20%	20%	20%	20%	20%

Total Weighting	100%	100%	100%	100%	100%

Generally, the Chief Executive Officer’s individual objectives are tied to land entitlement, public outreach in support of entitlement, and development and conservation goals as well as operational, strategic planning, and staffing objectives. The individual objectives for the other NEOs are generally related to land entitlement, development, and operational goals that support the achievement of corporate entitlement and development goals.

The annual incentive plan is structured, and bonus levels are determined based upon the level of achievement of threshold, target, and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective, and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other NEOs have different cash incentive opportunity levels, which are expressed as a percentage of base salary. The target bonus levels expressed as percentage of base salary are in line with information provided by our independent compensation consultant.

The threshold, target, and maximum levels (expressed as a percentage of base salary) are outlined below.

	Threshold	Target	Maximum
Gregory S. Bielli, Chief Executive Officer	62.50%	125.00%	187.50%
Allen E. Lyda, Chief Operating Officer	45.00%	90.00%	135.00%
Robert D. Velasquez, SVP, Chief Financial Officer	25.00%	50.00%	75.00%
Hugh F. McMahon, EVP, Real Estate	35.00%	70.00%	105.00%
Michael R.W. Houston SVP, General Counsel	30.00%	60.00%	90.00%

Quantitative Financial Goal – Corporate

We measure adjusted EBITDA as an indicator of our financial performance relative to budget and our ability to fund our real estate development activities. Our definition of adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, abandonment charges, and non-cash stock compensation. We believe adjusted EBITDA provides a good indicator of management’s creation of operating cash, which is critical to the funding of our entitlement and development efforts, since the Company has significant non-cash expenses each year. The following table outlines adjusted EBITDA results for 2020. Adjusted EBITDA for compensation purposes includes only company specific operations and not the add back of our share of unconsolidated joint venture depreciation, amortization, and interest expense. Therefore, this number is different from the numbers shown in the 2020 Annual Report and Form 10-K, Non-GAAP measures.

Quantitative Goal	2019 Actual	2020 Threshold	2020 Target	2020 Maximum	2020 Actual	% of Target
Adjusted EBITDA *	$23,158,000	$8,318,000	$11,090,000	$16,635,000	$8,630,000	77.82%

The adjusted EBITDA targets is set based on the Company’s 2020 business plan and operating budget. The Compensation Committee uses data from each year’s annual budget because it is a reflection of what the Company believes will happen in the coming year based on an analysis of the commodity markets we operate in, anticipated weather patterns that impact our agricultural operations, and sales/leasing activity within TRCC. Importantly, no adjustments were made to the 2020 target or results to mitigate the impact of COVID-19 on Company performance.

The budgeted target goal for 2020 was less than the prior year actuals due largely to 2019 including several land contribution transactions and a land and building sale in one of the joint ventures the Company is a member in. When preparing the 2020 business plan and operating budget we did not expect to duplicate 2019 real estate transaction activity. The tables below reflect actual achievement shown in the format used by the Company internally to measure NEOs performance compared to the approved 2020 operating budget.

* Adjusted EBITDA Actual 2020 Calculation (non-GAAP):
Income before income tax	$82,000
Interest, net	(884,000)
Depreciation and amortization	4,938,000
Stock compensation expense	4,494,000

Total Adjusted EBITDA	$8,630,000

Short-Term Milestone Objectives – Corporate

Annual short-term milestone corporate objectives are generally those items identified each year that are critical to successfully moving forward the Company’s long-term objectives related to land entitlement and development within our four development projects.

For 2020 the short-term objectives were as follows:

•

Work with the Tejon-Castac Water District, or TCWD, to achieve approval from the Kern County LAFCo (Local Agency Formation Commission) to annex land within Kern County and Los Angeles County to include the Centennial Development. The importance of this objective was to expand the service area of TCWD to include Centennial so that there will be uniformity of services within all four of our master planned developments as all will now be served by TCWD. This objective was completed during the fourth quarter of 2020, so target goal achievement was met.

•

Fully lease the new 580,000 square foot building completed in 2019 by the end of the third quarter of 2020. This goal is critical to our continued development of new buildings and monetizing our land asset with TRCC. Full lease up of the building was achieved during the second quarter of 2020. As a result, we were deemed to have met the goal at target achievement.

•

Receive approval from the Real Estate Committee of the Company for the speculative development of a new industrial building to be achieved by the fourth quarter of 2020. We did not receive final approval of the Real Estate Committee during the fourth quarter of 2020 but due to the level of progress made in the site design, engineering, building design, and permit approvals from Kern County, and an earlier preliminary approval from the Real Estate Committee that limited action to design, engineering, and permitting. The Compensation Committee determined that this objective was met at 75% of target achievement.

Individual Performance Objectives

In addition to the goals described above, the CEO and each NEO also has individual performance objectives. The CEO’s individual performance objectives are proposed by the CEO and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives. Individual goals for our CEO in 2020 specifically related to:

•	leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, implementation of strategic business plans for master planned communities,

•	overseeing implementation of strategic business plans for master planned communities with a focus on execution,

•	overseeing succession plans for key departments,

•	overseeing our corporate wide cost control program,

•	COVID-19 response.

Based on management’s proactive response to the COVID-19 pandemic, guidance in setting the stage for approval of the TRCC residential multi-family conditional use permit received January 2021, and continued reduction in controllable costs, the Compensation Committee determined that the CEO’s individual performance was at the maximum achievement.

The other NEOs individual performance goals are generally tied to individual areas of responsibility, which focus on both short-term and long-term goals (including improving operational efficiencies and achieving short-term milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, development, and conservation). Generally, the qualitative goals covered:

• Coordination and management of litigation strategies involving Mountain Village, Centennial, and Grapevine.
• Guiding the Company in working with various government agencies as a part of the permitting process.
• Management of water resources and development of groundwater sustainability plans.
• Expansion of TRCC water facilities in preparation for future industrial and commercial retail absorption.
• Meeting implementation dates related to farm developments.
• Analysis of future staffing requirements to meet near-term and long-term needs as the Company moves forward with its land entitlement and development plans.

The CEO and the Compensation Committee evaluate the success of the other NEOs in meeting their individual performance objectives, with final approval provided by the Compensation Committee. The Chief Executive Officer and the Compensation Committee note whether each objective was accomplished in the time frame designated and if the outcome achieved was as specified in the original objective. The individual payouts as a percentage of target are shown in the table below.

2020 Performance Achievement

The following chart provides a breakdown of 2020 annual incentive award measurement by performance measurement category and the total 2020 incentive award as a percentage of salary. Final award measurement for the NEOs reflects actual results.

Weighted Measures	Gregory S. Bielli Chief Executive Officer	Allen E. Lyda EVP Chief Operating Officer	Robert D. Velasquez SVP Chief Financial Officer	Hugh F. McMahon EVP Commercial	Michael R.W Houston SVP General Counsel
	Corporate Quantitative Measurements
Adjusted EBITDA	40.00%	40.00%	40.00%	40.00%	40.00%
Results as % of Target	55.64%	55.64%	55.64%	55.64%	55.64%

Weighted Total (1)	22.26%	22.26%	22.26%	22.26%	22.26%

	Corporate Short-Term Objectives
Blended Short-Term Objectives	40.00%	40.00%	40.00%	40.00%	40.00%
Results as % of Target	91.68%	91.68%	91.68%	91.68%	91.68%

Weighted Total (1)	36.67%	36.37%	36.67%	36.67%	36.67%

	Divisional Quantitative / Qualitative Measurements:

Individual Objectives	20.00%	20.00%	20.00%	20.00%	20.00%
Results as % of Target (2)	150.00%	141.45%	135.00%	135.00%	134.38%

Weighted Total (1)	30.00%	28.29%	27.00%	27.00%	26.88%

	Total
Total Incentive Award as a Percentage of Target	88.93%	86.92%	85.93%	85.93%	85.81%

Total Incentive Award as a Percentage of Salary (3)	111.15%	78.23%	42.96%	60.15%	51.48%

(1)	Weighted total is calculated as the performance objective times the performance achievement factor.

(2)

Based on the Compensation Committee’s review of overall individual performance and management’s successful response to the COVID-19 pandemic the Compensation Committee rewarded the CEO with the maximum individual objective award and the other NEO’s with a 35% increase in their individual objective results.

(3)	Total incentive award as a percentage of salary is determined using 2020 Annual Base Salary.

Equity Compensation

The Compensation Committee believes that the long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term equity incentives to align senior management’s interests with shareholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants to encourage teamwork.

Long-Term Equity Compensation Vehicle	Grant Frequency	CEO Weighting	Other NEO’s Weighting	Vesting	Purpose
Performance Related Milestone Grants	Every three years	35%	55%	Cliff vesting at the end of the three-year period	To tie equity compensation to longer-term real estate development milestones
Price Vesting Units	Every three years – CEO Annually – other NEOs	15%	15%	Cliff vesting at the end of the three-year period	To measure and tie equity compensation opportunity to stock price appreciation
Time-Vested Restricted Stock	Every three years – CEO Annually – other NEOs	50%	30%	Three-year prorated vesting	To encourage share ownership and retention of executives

When granting shares whether the shares are performance or time vested, the Company’s practice is to determine annually a dollar amount of equity compensation to be provided, and to grant a number of performance shares and time vested shares that have a fair market value equal to that amount on the date of grant.

For the 2020-2022 long-term incentive plan measurement period the CEO’s equity awards are intended to cover three years of grants for each equity award vehicle. The Compensation Committee does not intend to make additional awards to the CEO during the 2020-2022 period.

At the end of 2019, the Board of the Company, on the recommendation of the Compensation Committee, approved the 2020-2022 performance milestone measurement objectives that will be used to measure the vesting of performance milestone grants. The objectives are:

1.

Complete a sale of an asset or other capital generating or liquidity event that generates at least $100 million in proceeds (if a combination of sources, not more than 50% from debt sources) to the Company for use in TRCC, Mountain Village, Centennial or as the Board of Directors deems appropriate. The achievement of this goal is extremely important in moving to the execution phase of development for the projects just identified. At this time this goal has not been accomplished but efforts are ongoing to complete.

2.

Successfully re-entitle the Grapevine project and complete California Environmental Quality Act, or CEQA, litigation stage within Superior Court by the end of 2022. Goal achievement is essential to moving this project forward through the permitting and mapping process and preparation for future development. Current status is on January 22, 2021 the Superior Court ruled in favor of the Company and Kern County on all issues and directed the Company and Kern County to prepare a final judgement reflecting its ruling in favor of the Company.

3.

Successfully complete CEQA litigation stage within Superior Court for the Centennial project by the end of 2022. Centennial is our development in Los Angeles County and success with this litigation will allow us to begin mapping and permitting efforts for the development, which will move us closer to the beginning of development. Thus far this goal has not been accomplished but the court has held three hearings regarding this litigation on September 30, 2020, November 13, 2020, and January 8, 2021, but has not yet issued a ruling or judgment.

Shares associated with the above performance milestones were granted in March 2020 with a target vesting date of December 2022. These shares cliff vest at the end of three years based on performance and are either achieved or forfeited. There is no maximum or threshold level achievement. Exception is Milestone 1 above, which if achieved prior to December 31, 2021, target shares are adjusted up by 25%. If Milestone 1 is achieved between January 1, 2022 and December 31, 2022 there is no adjustment to shares. The following table identifies the target value and target shares granted in 2020, representing three years’ worth of long-term incentive grants based on performance of milestones at target:

	Target Value	Target Shares
Gregory S. Bielli	$2,170,000	153,574
Allen E. Lyda	$892,238	63,145
Robert D. Velasquez	$450,368	31,873
Hugh F. McMahon	$670,987	47,487
Michael R.W. Houston	$457,532	32,380

During 2020, new price-vested units that are tied to stock price appreciation over the next three years were granted. For measurement purposes target achievement represents a 5% CAGR from the grant price and maximum payout is two times the grant price upon the measurement date at the end of 2022. Grant date price was $14.13 resulting in a target share price of $16.37. The price-vested units replace the performance grants tied to a cash flow metric.

Name	Target Value	Target Shares
Gregory S. Bielli *	$930,000	65,817
Allen E. Lyda,	$81,113	5,740
Robert D. Velasquez	$40,943	2,898
Hugh F. McMahon	$60,999	4,317
Michael R.W. Houston	$41,594	2,944

*	The CEO’s grant represents three years’ worth of price-vested units and the Compensation Committee does not intend to make additional awards to the CEO during the 2020-2022 period.

Annual performance shares granted prior to 2020 were tied to the achievement of a rolling three-year cash flow metric. This performance metric was selected by the Compensation Committee as a measurement of management’s ability to create operating cash over an extended period at a time when cash demands will be high and net income will not be significant. These grants vest at the end of a three-year performance period. The number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award.

For the 2018-2020 period, the goal for cumulative cash from operations was $32,727,000. For the 2018-2020 period, goal achievement was 175.58% of the target objective, with actual cumulative cash from operations of $57,461,000 (without any adjustments to mitigate the impact of COVID-19). Maximum achievement is capped at 150% of target. These grants, which are referenced in footnote 2 to the Outstanding Equity Awards at 2020 Fiscal Year-End table that begins on page 49, vested, and were delivered in early March 2021 after approval by the Compensation Committee.

Actual shares earned in respect of 2018-2020 three-year cash flow performance shares are as follows:

Name	Target Shares	Vested Shares	Value at Vesting-2021
Gregory S. Bielli, Chief Executive Officer	22,153	33,230	$555,606
Allen E. Lyda, Chief Operating Officer	8,640	12,960	$216,691
Robert D. Velasquez, SVP, Chief Financial Officer	4,491	6,737	$112,643
Hugh F. McMahon EVP, Real Estate	6,793	10,190	$170,377
Michael R.W. Houston SVP, General Counsel*	-	-	$-

*	Mr. Houston forfeited shares when he left the Company as the vesting date was after the date he left.

The table below summarizes the outstanding (as of the end of 2020) cash flow performance share measurement goals.

(Dollars in thousands) Performance Grants	Threshold	Target	Maximum	Actual
2018-2020 Cash Flow Objective - Cash from Operations	$16,364	$32,727	$49,091	$57,461
2019-2021 Cash Flow Objective - Cash from Operations	$14,985	$29,970	$44,955	TBD

During 2020, the Compensation Committee granted time-vested restricted stock to the NEOs. This element is seen as a balance to the strong performance orientation of both the LTIP and the annual incentive program, with the objective of retaining our executive team.

Name	Grant Value	Grant Shares
Gregory S. Bielli, Chief Executive Officer *	$3,100,000	219,391
Allen E. Lyda, Chief Operating Officer	$162,225	11,481
Robert D. Velasquez, SVP, Chief Financial Officer	$81,885	5,795
Hugh F. McMahon EVP, Real Estate	$121,998	8,634
Michael R.W. Houston SVP, General Counsel	$83,188	5,887

*

As noted earlier, The CEO’s grant represents three years’ worth of time-vested restricted stock and the Compensation Committee does not intend to make additional awards to the CEO during the 2020-2022 period.

The Role of the Compensation Committee in Setting Compensation

The Compensation Committee completes a review each year of our compensation plan to ensure we are paying competitively, equitably, and in a way that encourages and rewards performance. Although the Compensation Committee reviews Peer Group data, relevant industry market data, and input from our compensation consultant as it determines compensation plans, other considerations are taken into account. Market data alone does not reflect the strategic value of various roles within our Company. Other considerations when making pay decisions for NEOs, include individual experience, sustained performance, historical pay, and realized and realizable pay over three years.

The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other NEOs. The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer; it also reviews the performance of the

Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief Executive Officer works with the Compensation Committee to establish his goals and objectives to be evaluated throughout the year. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee.

The Role of the Compensation Consultant

In accordance with its Charter, the Compensation Committee has the sole authority to retain and terminate independent consultants on matters of executive compensation and benefits, including sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance for internal and external legal, accounting, or other advisors. The Compensation Committee utilizes Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its compensation consultant. Semler Brossy reports directly to the Compensation Committee. Semler Brossy was not engaged to perform any additional services beyond its support of the Compensation Committee. In reviewing conflicts of interest, our Compensation Committee considered the following six factors with respect to Semler Brossy:

• The provision of other services to the Company.
• The amount of fees received from the Company as a percentage of Semler Brossy’s total revenue.
• The policies and procedures of Semler Brossy that are designed to prevent conflicts of interest.
• Any business or personal relationship of Semler Brossy with a member of the Compensation Committee.
• Any Company stock owned by Semler Brossy.
• Any business or personal relationship of Semler Brossy with any of the Company’s executive officers.

Upon consideration of these factors, our Compensation Committee concluded that the engagement of Semler Brossy did not present any conflicts of interest and that Semler Brossy is independent.

In connection with its engagement by the Compensation Committee, Semler Brossy has:

• Provided information, insights, and advice regarding compensation philosophy, objectives, and strategy.
• Evaluated peer group selection criteria and identified and recommended potential peer companies.
• Provided analysis of competitive compensation practices for NEOs.
• Consulted with the Compensation Committee on annual incentive and equity plan design.
• Reviewed and commented on recommendations regarding CEO and NEO compensation.
• Advised the Compensation Committee on specific issues as they arose.
• Provide information on market trends related to executive compensation.

Compensation Risk Assessment

As part of its risk assessment process, the Compensation Committee reviewed material elements of executive and non-executive employee compensation. The Compensation Committee concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. The structure of our compensation program for NEOs does not incentivize unnecessary or excessive risk-taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount. The incentive plan awards have the following risk limiting characteristics:

✓ Annual incentive awards for each NEO are limited to the fixed maximum specified in the incentive plan. Cash awards under the annual incentive plan are limited to 150% of the target cash award.

✓ Annual incentive awards are based on a review of a variety of performance factors, thus diversifying the risk associated with any single aspect of performance, while amounts received from performance stock awards are based on Company results rather than an individual executive officer’s performance.

✓ The variable compensation program places a greater weight on long-term pay opportunity as compared to short-term opportunity.
✓ The annual incentive plan allocates the highest weighting on overall corporate performance.
✓ Stock awards are not tied to formulas that could focus our NEOs on specific short-term outcomes.

✓ The Compensation Committee, which is composed of independent members of our Board, approves final incentive plan cash and stock awards in its discretion after reviewing executive and corporate performance.

✓ Awards are subject to our clawback policy.
✓ The majority of long-term value is delivered in shares of the Company with a multi-year vesting schedule, which aligns the interests of our NEOs to the long-term interests of shareholders.
✓ NEOs are subject to our executive stock ownership requirements.

Market Comparison Review—2020 Peer Group

The skill, knowledge, and experience required of our senior management in the early period of large scale residential and mixed-use real estate communities is significant. Only with highly talented executives managing early stage development, will our assets realize their potential and our shareholders realize the desired return on their investment. In order to recruit and retain the executives we need to successfully manage and monetize our assets, we compare compensation to companies with greater current revenues when compared to our Company.

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, the Committee believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the real estate, land development, and agriculture industries and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

Each year, the Compensation Committee, with guidance from our independent compensation consultant, reviews companies for inclusion in our peer group. The goal is to identify companies that are engaged in real estate development activities and are appropriate for comparison purposes based on business activities, revenues, and market capitalization.

At this time, the Compensation Committee believes that market capitalization is a more appropriate criterion for comparison to peer companies, considering that our primary assets remain under development and are not yet producing their full revenue potential. Generally, our peer companies have monetized the majority of their real estate assets and, therefore, have higher revenues and market capitalization, by comparison to our Company.

The 2020 peer group data is shown below.

Agree Realty	Forestar Group
Alexander & Baldwin	Kite Realty Group
Alico	Limoneira
BRT Realty Trust	One Liberty Properties
Consolidated-Tomoka Land	Retail Opportunity Investments
Cousins Properties	Saul Centers
First Industrial Trust	St. Joe Co.
Five Point Holdings	Stratus Properties

Benefits and Perquisites

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company’s talent retention, as they contribute to the Company’s ability to be competitive with its peers. For many of our employees, including the Chief Operating Officer, and one of our Executive Vice Presidents of Real Estate, Tejon provides a pension plan and a 401(k) plan. In addition, the Company provides the Chief Operating Officer a supplemental executive retirement plan, or SERP. Based on their hiring dates, the Chief Executive Officer, the Chief Financial Officer, and our Senior Vice President and General Counsel are not included in the pension plan or SERP, which were frozen for entrance as of February 1, 2007, but are included in the 401(k) plan. During 2017, both the pension plan and SERP were frozen as to the accrual of future benefits.

The NEOs may elect to defer cash and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits

The Compensation Committee believes that shareholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on shareholder interests when considering strategic alternatives. Except for accelerated vesting of equity awards, available to all NEOs, pursuant to our equity compensation plan, change in control benefits, as provided in a severance agreement with selected NEOs, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. None of the agreements with our NEOs or other compensation plans, or arrangements provide for a gross-up payment or reimbursement for excise taxes that could be imposed on the executives. Beginning in 2019, equity awards have accelerated vesting only upon a change in control and termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments Upon Termination or Change in Control table on page 53 of this Proxy Statement for a more detailed description and an estimate of value of these benefits.

In addition to the foregoing change in control severance benefits, the NEOs who participate in the pension plan and SERP will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans.

Separation or Severance Benefits

In some circumstances, the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves, even if the Company does not have a contractual obligation to provide a separation package. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically endured for approximately one year. A more detailed description of separation benefits payable to our NEOs is included below under “Fiscal Year 2020 Potential Payments Upon Termination or Change in Control” beginning on page 53 of this Proxy Statement.

Unless the Compensation Committee determines otherwise, if an NEO’s employment with the Company is terminated for any reason, including death or disability, prior to vesting of all or any part of a restricted stock award or performance unit award, the NEO will forfeit to the Company the portion of the award that has not vested.

Perquisites and Other Personal Benefits

The Compensation Committee reviews annually the perquisites that NEOs receive. The primary benefits for the NEOs are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three-time salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives, and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other Company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance.

Other Compensation Practices and Policies

Clawback Policy

The Company has a policy requiring a fixed course of action with respect to compensation adjustments following restatements of our financial statements. In the event that our Board determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that were vested in each case, on the basis of having met or exceeded such performance targets in grants or awards made during the three full fiscal years prior to the filing of the Current Report on Form 8-K announcing the restatement.

If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company’s shareholders such payments to and/or equity awards held by executive officers who are found personally responsible for the material restatement, as determined by the Board, by requiring such executive officers to pay such amounts to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Stock Ownership Guidelines

The Company’s stock retention guidelines are as follows:

Position	Stock Multiple
Chief Executive Officer	5.0 x Base Salary
Chief Operating Officer and Chief Financial Officer	3.0 x Base Salary
Other NEOs	2.0 x Base Salary

All NEOs are expected to make reasonably steady progress toward these ownership guidelines each year. As of the filing of the 2021 Proxy Statement the Chief Executive Officer and the Chief Operating Officer have met the stock ownership guidelines. The Executive Vice President of Real Estate and the Senior Vice President, Chief Financial Officer have through 2021 to reach their guidelines. The Compensation Committee reviews such progress annually

Securities Trading Policies and Limitations

The Company has a policy that prohibits executive officers and directors from trading in Company stock while in the possession of material nonpublic information. The Company also maintains a non-trading period connected to year-end and quarter-end financial reporting periods. Executive officers and directors are also prohibited from trading in options, puts, calls, or other derivative instruments related to the Company’s stock. They are also prohibited from purchasing stock on margin, borrowing against the Company’s stock held in a margin account, or pledging stock as collateral for a loan.

The Company also maintains an Insider Trading Policy, under which directors, executive officers, and employees—and their designees—are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities that were granted to the employee or director by the Company as compensation or that are held, directly or indirectly, by the employee or director.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, annual compensation paid to covered employees in excess of $1 million dollars will not be deductible (other than in the case of certain arrangements in place as of November 2, 2017). Although the Company continues to tie a majority of executive compensation to performance-based compensation elements, due to Section 162(m) not all compensation paid to our executive officers will be deductible.

Compensation Committee Interlocks and Insider Participation

Directors Betts, Leggio, Metcalfe, Stack, and Tisch served on the Compensation Committee during 2020. No member of the Compensation Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. This report is provided by the following independent directors, who comprised the Compensation Committee for 2020.

Steven A. Betts (Chairman),

Anthony L. Leggio,

Norman J. Metcalfe,

Geoffrey L. Stack,

Daniel R. Tisch

Fiscal Year 2020 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the NEOs for the fiscal years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Gregory S. Bielli	2020	653,333	—	6,200,000	778,066	—	17,853	7,649,252
Chief Executive Officer	2019	675,000	—	809,991	801,818	—	22,177	2,308,986
	2018	625,000	—	750,001	855,768	—	22,177	2,252,946

Allen E. Lyda	2020	336,467	—	1,135,576	282,018	283,702	8,355	2,046,118
Chief Operating Officer	2019	350,000	—	315,003	356,854	338,155	10,295	1,370,307
	2018	325,000	—	292,507	371,074		10,295	998,876
Hugh F. McMahon	2020	253,032	—	853,984	163,057	82,711	11,539	1,364,323
Executive Vice President, Real Estate	2019	263,210	—	236,893	211,334	94,295	9,835	815,576
	2018	255,544	—	229,988	238,037		9,835	733,404

Robert D. Velasquez	2020	254,753	—	573,196	117,262	—	13,993	959,204
Senior Vice President, Chief Financial Officer	2019	265,000	—	159,000	151,760	—	15,000	590,760
Michael R.W. Houston *	2020	258,806	—	582,314	142,745	—	11,139	995,004
Senior Vice President, General Counsel	2019	269,216	—	161,529	184,008	—	11,626	626,379
	2018	261,375	—	156,816	208,394	—	11,626	638,211

*	Mr. Houston resigned from his position as of January 31, 2021.

1.

The figures in this column represent equity awards for the Chief Executive Officer and for the other NEOs as follows: (i) grant date fair value of time-based grants; (ii) the grant date fair value of the price-vested units; and (iii) performance milestone grants. For the 2020-2022 long-term incentive plan measurement period the CEO’s equity awards are intended to cover three years of grants for each equity award vehicle. The Compensation Committee does not intend to make additional awards to the CEO during the 2020-2022 period.

Update based on data provided	Time Based Restricted Stock Award	Price- Vested Units	Performance Milestone Grants	Total Actual Award
Gregory S. Bielli	$3,100,000	$930,000	$2,170,000	$6,200,000
Allen E. Lyda	$ 162,225	$ 81,113	$ 892,238	$1,135,576
Hugh F. McMahon	$ 121,998	$ 60,999	$ 670,987	$ 853,984
Robert D. Velasquez	$ 81,885	$ 40,943	$ 450,368	$ 573,196
Michael R. W. Houston	$ 83,188	$ 41,594	$ 457,532	$ 582,314

The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The stock awards granted did not vest during 2020 and will only vest in future years based on the achievement of cash flow targets, milestones and/or continued employment with the Company.

At maximum achievement, the value received under the price-vested unit awards granted in 2020 would be $2,790,000 for Mr. Bielli, $243,338 for Mr. Lyda, $182,997 for Mr. McMahon, $122,828 for Mr. Velasquez, and $0 for Mr. Houston, whose shares were forfeited when he left the Company.

2.	Non-equity incentive plan compensation is described in the Compensation Discussion and Analysis under “Annual Incentive Plan” beginning on page 33. Incentive bonuses are paid in cash.
3.

The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the applicable fiscal year. See Note 15, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.

4.

Except with respect to Mr. Bielli, for whom “All Other Compensation” also includes $3,720 for life insurance premiums, each of the NEOs received the amounts set forth in this column in the form of a Company-provided vehicle and related maintenance.

Grants of Plan-Based Awards in Fiscal Year 2020

The following table provides information about awards granted to the NEOs in the fiscal year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory S. Bielli (3)
Annual Incentive Plan	2020		437,500	875,000	1,312,500
Time-Vested Stock Grant		3/12/20							219,391	3,100,000
Performance Milestone Grants		3/12/20				0	153,574	172,771		2,170,000
Price-Vested Unites		3/12/20				0	65,817	197,452		930,000
Total										6,200,000
Allen E. Lyda (3)
Annual Incentive Plan	2020		162,225	324,450	486,675
Time-Vested Stock Grant		3/12/20							11,481	162,225
Performance Milestone Grants		3/12/20				0	63,145	68,418		892,238
Price-Vested Unites		3/12/20				0	5,740	17,221		81,113
Total										1,135,576
Hugh F. McMahon (3)
Annual Incentive Plan	2020		94,887	189,774	284,661
Time-Vested Stock Grant		3/12/20							8,634	121,998
Performance Milestone Grants		3/12/20				0	47,487	51,452		670,987
Price-Vested Units		3/12/20				0	4,317	12,951		60,999
Total										853,984
Robert D. Velasquez (3)
Annual Incentive Plan	2020		68,237	136,475	204,712
Time-Vested Stock Grant		3/12/20							5,795	81,885
Performance Milestone Grants		3/12/20				0	31,873	34,535		450,368
Price-Vested Units		3/12/20				0	2,898	8,693		40,943
Total										573,196
Michael Houston*
Annual Incentive Plan	2020		83,187	166,375	249,563
Time Vested Stock Grant		3/12/20							5,887	83,188
Performance Milestone Grants		3/12/20				0	32,380	35,084		457,532
Price-Vested Units		3/12/20				0	2,944	8,831		41,594
Total										582,314

*	Awards granted to Mr. Houston were forfeited when he left the Company.
1.

The annual non-equity incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the NEO’s responsibilities. For 2020, based upon the percentage of achievement shown in the “Annual Incentive Plan” section of the Compensation Discussion and Analysis, Mr. Bielli earned an incentive of $778,066; Mr. Lyda $282,018; Mr. McMahon $163,057; Mr. Velasquez $117,262; and Mr. Houston $142,745.

2.

The equity incentive award program provides for performance milestone grants, which vest upon achievement of identified performance objectives over a three-year time frame. Price-vested units are also granted, which vest upon the achievement of specific stock price levels measured at the end of 2022. For additional details, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 38.

3.

The performance milestone grants for each NEO are the equivalent of three years’ worth of grants. For Mr. Bielli his price-vested units and time vested stock grants are also the equivalent of three years’ worth of grants.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information on the current holdings of restricted stock, and performance unit awards of the NEOs. This table includes unvested stock grants, as well as performance share grants with performance conditions that have not yet been satisfied. Each equity grant for equity that was outstanding as of December 31, 2020 is shown separately for each NEO. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2020, which was $14.45 per share. The market value as of December 31, 2020 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Bielli:
Time-Based Stock Awards (1)	159,182	2,300,180
Performance Shares (2)			117,870	1,703,221
Milestone Performance Units (3)			153,574	2,219,144

Allen E. Lyda:
Time-Based Stock Awards (1)	16,797	242,717
Performance Shares (2)			26,008	375,816
Milestone Performance Units (3)			63,145	912,445

Hugh McMahon:
Time-Based Stock Awards (1)	12,682	183,255
Performance Shares (2)			19,855	286,905
Milestone Performance Units (3)			47,487	686,187

Robert D. Velasquez:
Time Based Stock Awards (1)	8,501	122,839
Performance Shares (2)			13,258	191,578
Milestone Performance Units (3)			31,873	460,565

Michael R.W. Houston *:
Time-Based Stock Awards (1)	8,646	124,935
Performance Shares (2)			13,539	195,639
Milestone Performance Units (3)			32,380	467,891

*	The above shares granted to Mr. Houston were forfeited when he left the Company

1.	Time-based stock award vesting occurs equally over three years from the grant date. Unvested time-based stock awards outstanding as of December 31, 2020 were as follows:

Name	March 2018 Time Based Grants	March 2019 Time Based Grants	March 2020 Time Based Grants	Total Time-Based Stock Awards
Gregory S. Bielli	3,693	9,229	146,260	159,182
Allen E. Lyda	1,440	3,876	11,481	16,797
Hugh F. McMahon	1,133	2,915	8,634	12,682
Robert D. Velasquez	749	1,957	5,795	8,501
Michael R. W. Houston	772	1,987	5,887	8,646

2.

Performance shares consist of shares that may vest during March 2020, 2021, and 2022 based upon achievement of a rolling three-year cash flow objective or the achievement of target stock appreciation levels. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares vested in 2020 and will be settled in 2021 due to the achievement of the specified cash flow objective over the 2018-2020 period:

Name	2021 Performance Share Awards Not Vested	2022 Performance Share Awards Not Vested	2023 Price-Vested Awards Not Vested	Total Performance Share Awards
Gregory S. Bielli	22,153	29,900	65,817	117,870
Allen E. Lyda	8,640	11,628	5,740	26,008
Hugh F. McMahon	6,793	8,745	4,317	19,855
Robert D. Velasquez	4,491	5,869	2,898	13,258
Michael R. W. Houston	4,632	5,963	2,944	13,539

Actual shares earned in respect of the 2018-2020 three-year cash flow performance shares at an achievement level of 175.58%    (maximum shares earned at 150% of target), Shares vest in 2021 as follows:

Name	2018-2020 Performance Grants Cash from Operations
Gregory S. Bielli, Chief Executive Officer	33,230
Allen E. Lyda, Chief Operating Officer/Former Chief Financial Officer	12,960
Robert D. Velasquez SVP, Chief Financial Officer	6,737
Hugh F. McMahon EVP, Real Estate	10,190

3.

Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our real estate projects. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 38.

Stock Vested in Fiscal Year 2020

The following table provides information for the NEOs regarding the value realized and the number of shares acquired upon the vesting of stock awards, before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory S. Bielli
Time Grants	85,052	1,259,557
Performance Milestone Grants (1)	39,046	551,720
Performance Share Grants (1)	32,538	459,762
Total Gregory S. Bielli	158,636	2,271,039
Allen E. Lyda
Time Grants	4,719	66,679
Performance Milestone Grants (1)	14,490	204,744
Performance Share Grants (1)	12,075	170,620
Total Allen E. Lyda	31,284	442,043
Hugh F. McMahon
Time Grants	3,666	51,801
Performance Milestone Grants (1)	11,624	164,247
Performance Share Grants (1)	9,687	136,877
Total Hugh F. McMahon	24,977	352,925
Robert D. Velasquez
Time Grant	2,441	34,491
Performance Milestone Grants (1)	7,721	109,098
Performance Share Grants (1)	6,435	90,927
Total Robert D. Velasquez	16,597	234,516
Michael R.W. Houston
Restricted Stock Grants	2,500	33,875
Time Grant	2,503	35,367
Performance Milestone Grants (1)	7,965	112,545
Performance Share Grants (1)	6,638	93,795
Total Michael R. W. Houston	19,606	275,582

1.

The performance milestone and performance share grants that vested and settled during 2020 were originally granted in 2017 as part of the annual rolling three-year performance grant that is tied to the achievement of specified cash management objectives. For additional detail regarding performance equity plans, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 38.

Pension Benefits in Fiscal Year 2020

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone hired on or after February 1, 2007, is not allowed to participate in the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security retirement date. The amount of annual benefit, payable monthly, is based upon an employee’s average monthly compensation, which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly is 1.45% of the average monthly compensation, offset by .65% of the final average compensation not in excess of one-twelfth of covered compensation, multiplied by total years of service (up to a maximum of 25 years). Effective April 2017, the Company froze the pension plan and SERP as it relates to the accrual of future benefits.

The supplemental executive retirement plan, or SERP, was established for the NEOs to replace any pension benefit the NEOs might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory S. Bielli	None
Allen E. Lyda	Defined Benefit Plan	31	1,039,401	—
	Supplemental Executive Retirement Plan	31	1,223,740	—
Hugh F. McMahon	Defined Benefit Plan	20	472,643	—
Robert D. Velasquez	None
Michael R. W. Houston	None

1.

The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 15, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for the valuation method and these assumptions.

Fiscal Year 2020 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses, and vested restricted stock or performance units, and there are no limits on the extent of deferral permitted. The plan is available for the NEOs and directors of the Company. Each of the NEOs with deferred compensation has elected to defer payment until termination of employment, at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. The plan provides for withdrawals in the event of unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the employee, as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The decision by each NEO to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming year. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any NEO or director. Earnings from any cash contributed or stock that is converted to cash by a NEO or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been converted to cash within the plan.

Name	Executive Contribution in Last FY ($)	Aggregate Earnings (Loss) in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (1) ($)
Gregory S. Bielli	—	—	—	—
Allen E. Lyda	—	(15,600)	—	147,318
Hugh F. McMahon	—	—	—	—
Robert D. Velasquez	—	—	—	—
Michael R. W. Houston	—	—	—	—

1.	All amounts reported in the aggregate balance at last fiscal year-end were reported as compensation to the NEO in the Summary Compensation Table for previous years.
2.

Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2020. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company stock.

Fiscal Year 2020 Potential Payments Upon Termination or Change in Control

The Company has entered into an agreement with selected NEOs that provides for specified benefits upon a change in control and/or upon certain terminations outside of a change in control. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Benefits are payable to an NEO as a result of termination of employment in connection with a change in control if the NEO is terminated without cause during the two years after the occurrence of a change in control or the NEO is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The NEO will also receive benefits if he or she voluntarily terminates employment after a change in control if the NEO has been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e., a resignation for good reason). An NEO’s employment shall be deemed to have been terminated with cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, or wrongful disclosure of confidential information. Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other NEOs, and a lump sum payment of three times the CEO’s average bonus and two and one-half times the other NEOs’ average bonus for the previous three years. The NEOs are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each NEO also has the right to a three-month period to continue use of any perquisites he or she may have had prior to the change in control. For all NEOs unvested performance unit awards will vest at target achievement levels and other time-based awards will vest in full upon a change in control whether or not the NEO is terminated as outlined in the equity compensation plan. During the period of time described above during which benefits are to be received in connection with a change in control, the NEO must agree not to solicit any employees of the Company or disclose any confidential information related to the Company.

		Before Change in Control	After Change in Control (1)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Change in Control No Termination ($)
Gregory S. Bielli (3)	Salary Continuation	1,050,000	2,100,000
	Bonus – Target	1,312,500	2,625,000
	Health Insurance	28,944	57,888
	Other Compensation (2)	146,482	146,482
	Equity Compensation	1,502,078	6,222,545	290,806

	Total Value	4,040,004	11,151,915	290,806
Allen E. Lyda (4)	Salary Continuation	360,500	901,250
	Bonus – Target	324,450	811,125
	Health Insurance	19,296	48,240
	Other Compensation (2)	182,339	182,339
	Equity Compensation	228,960	1,530,978	117,652

	Total Value	1,115,545	3,473,932	117,652
Hugh F. McMahon	Salary Continuation		677,765
	Bonus – Target		474,436
	Health Insurance		68,910
	Other Compensation (2)		109,983
	Equity Compensation		1,156,347	93,477

	Total Value		2,487,441	93,477
Robert D. Velasquez (5)	Equity Compensation		774,982	61,586

	Total Value		774,982	61,586
Michael R.W. Houston	Salary Continuation		693,230
	Bonus – Target		415,938
	Health Insurance		68,910
	Other Compensation (2)		32,380
	Equity Compensation		788,464	63,725

	Total Value		1,998,922	63,725

1.

Restricted stock and performance units granted prior to 2019 vest upon a change in control. Beginning in 2019, all new stock grants provide for a double trigger vesting meaning that shares will vest in connection with a change in control only if such transaction is followed by a termination without cause or for good reason. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level. The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2020 of $14.45.
2.

“Other Compensation” consists of accrued and unused vacation and personal paid leave at the time of termination and, if the NEO has the right to use a Company vehicle prior to termination, the continuation of that benefit for a three-month period.

3.

Beginning in 2020, if Mr. Bielli is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Bielli will receive an amount equal to eighteen months of base salary; an amount equal to eighteen months of target annual incentive; contribution of medical benefits for an eighteen month period; and any stock awards that were scheduled to vest during the calendar year of termination will be deemed vested as of date of termination.

4.

If Mr. Lyda is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Lyda will receive an amount equal to one time his annual base salary; an amount equal to one time an average annual bonus over the last three years; continuation of medical benefits for a one-year period; any stock grants that vest at time of separation and that vest during the twelve-month period after separation.

5.	Mr. Velasquez at this time only has change in control benefits related to outstanding stock awards per stock grant agreements.

Director Compensation in Fiscal Year 2020

In 2020, non-employee directors received 1,000 shares of stock and an annual retainer of $60,000 payable quarterly in the form of common stock or a combination of common stock and cash. Common stock is paid in arrears, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common stock, and the Chairman of each of the Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees received an annual retainer of $15,000 payable in common stock. Directors affiliated with a person or entity owning 10% or more of the Company’s total shares outstanding could elect to receive their entire annual retainer in cash. Directors are not paid any fees for board or committee meeting attendance. The Compensation Committee has approved stock retention guidelines for non-employee directors; the target retention value is five times the value of the annual director retainer. Beginning in the second quarter of 2020 the Directors elected to take a 10% reduction in their annual retainer as a result of the COVID-19 pandemic.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)	Total ($)
Steven A. Betts	27,750	57,016	84,766
Jean Fuller	27,750	42,010	69,760
Anthony L. Leggio	27,750	57,016	84,766
Norman J. Metcalfe	27,750	67,028	94,778
Geoffrey L. Stack	—	84,774	84,774
Daniel R. Tisch	—	69,770	69,770
Michael H. Winer	—	57,016	84,766

1.

The amounts reported reflect the grant date fair value of stock awards granted in 2020 to each director. Please see Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one-fourth of the annual retainer by the closing stock price at the end of each quarter. At the end of 2020, there were no unvested outstanding equity awards for our directors.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our President and CEO and the annual total compensation of our median compensated employees:

The 2020 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2020, other than our CEO, was $61,913; our CEO’s 2020 annual total compensation was $7,649,252 as reflected in the Summary Compensation Table on page 46, and the ratio of these amounts was 124 to 1. The median compensated employee was identified as one of our professional staff working in our accounting department.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Pay elements that were included in the annual total compensation for each employee in determining the median compensated employee were:

•	Salary received in 2020

•	Annual incentive payment received for performance in 2020

•	Grant date fair value of stock awards granted in 2020

•	Company provided vehicle and related maintenance, or auto allowance paid in 2020

This is the same approach used to determine total annual compensation of our CEO reflected in the summary compensation table.

We determined the compensation of our median employee by calculating the annual total compensation including the compensation items just described for each of our employees. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employee not employed for a full year. We excluded from the determination of our median compensated employee any employee that left the Company during 2020 and therefore was not employed on December 31, 2020. Based upon the compilation of this data we determined the median compensated employee as identified above.

HEDGING AND PLEDGING

Under the Company’s policies, all employees, including executive officers and directors, are prohibited from engaging in any form of hedging transaction with respect to shares of Tejon common stock. In addition, our employees and directors are prohibited from purchasing stock on margin, borrowing against the Company’s stock, or pledging our securities.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of shareholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 24, 2021. As of March 24, 2021, we had 26,336,621 shares of Common Stock outstanding. The table also provides the stock ownership as of the same date of all directors, each NEO named in the above Summary Compensation Table, and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
TowerView LLC 460 Park Avenue, 20th Floor New York, NY 10022	3,815,000	(3)	14.49%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,217,477	(4)	8.42%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	1,506,112	(5)	5.72%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	1,524,569	(6)	5.79%
Royce & Associates LP 745 Fifth Avenue New York, NY 10151	1,206,809	(7)	4.58%
Directors
Steven A. Betts	28,540	(8)	*
Gregory S. Bielli	247,892	(10)	*
Jean Fuller	5,735	(8)	*
Anthony L. Leggio	35,938	(8)	*
Norman J. Metcalfe	66,276	(8)	*
Rhea Frawn Morgan	—	(8)	*
Geoffrey L. Stack	76,561	(9)	*
Daniel R. Tisch	4,961,518	(3)	18.84%
Michael H. Winer	14,049	(11)	*
Executive Officers
Michael Houston	16,370	(8)	*
Allen E. Lyda	159,701	(9)	*
Hugh F. McMahon, IV	34,097	(8)	*
Joseph E. Rentfro	45,177	(9)	*
Robert Velasquez	17,621	(8)	*
All executive officers and directors as a group (14 persons)	5,709,475		21.68%

*	Less than 1%.
(1)

In each case, the named shareholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock, and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column shares of vested and unvested restricted stock granted to a beneficial owner and warrants granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 24, 2021, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his or her relationship with the Company.
(2)

For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 24, 2021 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Also included are restricted stock units that could possibly vest within 60 days of March 24, 2021, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.

(3)

TowerView LLC has sole voting power and investment power over its 3,815,000 shares of common stock shown. Mr. Tisch has dispositional and voting authority over all shares owned by TowerView LLC. Mr. Tisch also has dispositional and voting authority over 1,087,507 shares owned by DT Four Partners LLC and 59,011 shares owned directly. Information provided from Form 4 filed January 7, 2021. Mr. Tisch’s address is c/o TowerView LLC, 460 Park Avenue, 20th Floor, New York, NY 10022.

(4)

A Schedule 13G/A filed on February 8, 2021 by The Vanguard Group (“VG”) with the SEC indicates that VG beneficially owns 2,217,477 shares, shared power to vote or direct the voting of 17,574 shares, sole power to dispose or direct the disposition of 2,186,898 shares, and shared power to dispose or direct the disposition of 30,579 shares.

(5)

A Schedule 13G/A filed on February 16, 2021 by Dimensional Fund Advisors LP (“Dimensional”) with the SEC indicates that Dimensional beneficially owns 1,506,112 shares, with sole power to vote or direct the voting of 1,412,604 shares and sole power to dispose or direct the disposition of 1,506,112 shares.

(6)

A Schedule 13G/A filed on January 31, 2021 by BlackRock, Inc. (“BlackRock”) with the SEC indicates that BlackRock beneficially owns 1,524,569 shares, with sole power to vote or direct the voting of 1,486,841 shares and sole power to dispose or direct the disposition of 1,524,569 shares.

(7)

A Schedule 13G/A filed on January 29, 2021 by Royce & Associates LP (“RA”) with the SEC indicates that RA beneficially owns 1,206,809 shares, with sole power to vote, dispose, or direct the voting or disposition of 1,206,809 shares.

(8)

The shares owned by Mr. Leggio include 35,938 shares of stock that are held in his personal investment accounts. The shares owned by Mr. Metcalfe include 18,620 shares in his personal investment accounts and 47,656 deferred restricted stock units that could possibly vest within 60 days of March 24, 2021. The shares owned by Mr. Betts include 27,235 shares of stock in his personal investment accounts and 1,305 deferred restricted stock units that could possibly vest within 60 days of March 24, 2021. Ms. Fuller owns 5,735 shares of stock, held in her personal investment account. Ms. Morgan owns no shares of stock as of March 24, 2021. The shares owned by Mr. McMahon include 34,097 shares that are held in his personal investment account. The 17,621 shares owned by Mr. Velasquez are held in his personal investment account. The shares owned by Mr. Houston include 16,370 shares that are held in his personal investment account.

(9)

The shares owned by Mr. Stack include 30,338 shares in his personal investment accounts and 46,223 deferred restricted stock units that could possibly vest within 60 days of March 24, 2021. The shares owned by Mr. Lyda include 149,506 shares in his personal investment accounts and 10,195 deferred restricted stock units that could possibly vest within 60 days of March 24, 2021. The shares owned by Mr. Rentfro include 45,177 shares in his personal investment accounts. The shares owned by each of Messrs. Stack, Lyda, and Rentfro in their personal investment accounts are held as community property concerning which the named persons and their respective spouses share voting and investment power.

(10)

Mr. Bielli owns 247,892 shares in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case, he and his spouse share voting and investment power.

(11)

Mr. Winer retired from Third Avenue Management LLC (“TAM”) on February 28, 2018 and has had no affiliation with TAM since. As a portfolio manager of TAM, Mr. Winer was not permitted to personally own shares in the Company prior to his retirement. The shares owned by Mr. Winer include 14,049 shares of stock that are held in his personal investment accounts.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Anthony L. Leggio (Chairman),

Geoffrey L. Stack,

Michael H. Winer,

Norman J. Metcalfe

OTHER MATTERS

Related Person Transactions

The Board follows certain written policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement, or relationship, or any series thereof, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, or over the term of the contract; (ii) the Company is a participant; and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director, or director nominee of the Company, or any beneficial owner of more than 5% of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer or his or her ability to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. There have been no related party transactions since the beginning of 2020.

Financial Information

Both the Company’s Annual Report to Shareholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules, but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243.

Notice of Internet Availability

You can now access the 2020 Annual Report to Shareholders, the 2020 Annual Report on Form 10-K, and the Proxy Statement for the 2021 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to shareholders of record to enable you to cast your vote in one of three convenient ways before the Annual Meeting: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Beneficial owners should check their voting instruction form or Notice for how to vote in advance of the Annual Meeting. Shareholders of record may also attend the meeting online and vote during the Annual Meeting . If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to vote at the Annual Meeting. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive these materials through the Internet and by an email directing you to vote electronically. You can make this election as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any shareholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group, or any of the independent directors individually may send written communications to Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, Attention: Corporate Secretary, or via the “Contact” link on the Company’s web-site, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee, or any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Shareholder Proposals for 2022 Annual Meeting

Rule 14a-8 Shareholder Proposals. Shareholder proposals to be presented at the 2022 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 3, 2021, in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

Advance Notice Nominations and Proposals. The Company’s Certificate of Incorporation requires that the Company be given advance written notice of shareholder nominations for election to the Company’s Board and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2022 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Shareholders was mailed, or the public disclosure was made..

A shareholder’s notice to the Secretary must comply with the Certificate of Incorporation and Bylaws.

Shareholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and/or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, or by telephone at 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2021 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Shareholders are urged to sign and return their proxies without delay.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Operating Officer, Assistant Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and a Compensation Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for compensation committees. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•

neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•

(a) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (b) the director does not have an immediate family member who is a current partner of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•

the director is not, nor are any of the director’s immediate family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

A-1

TEJON RANCH CO. ALLEN LYDA 4436 LEBEC ROAD TEJON RANCH, CA 93243
VOTE BY INTERNET
Before The Meeting—Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/TRC2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D42067-P52332 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
TEJON RANCH CO.
The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3, and 4.
1. Election of Directors
Nominees: For Withhold
1a. Jean Fuller 1b. Geoffrey L. Stack
1c. Michael H. Winer For Against Abstain
2. Ratification of appointment of Deloitte & Touche LLP as the Company’s Independent Registered public accounting firm for fiscal year 2021
3. Advisory vote to approve named executive officer compensation
4. Amendment to Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2021 Annual Meeting Admission Ticket
2021 Annual Meeting of Tejon Ranch Co. Shareholders May 19, 2021, 9:00 a.m. PDT www.virtualshareholdermeeting.com/TRC2021
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 19, 2021.
The Notice & Proxy Statement, 2020 Annual Report and Shareholder Letter are available at www.proxyvote.com.
D42068-P52332
Tejon Ranch Co.
Notice of 2021 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2021
The undersigned hereby appoints Norman J. Metcalfe and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Shareholders of the Company to be held May 19, 2021 (the “2021 Annual Meeting”), or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the 2021 Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals
2, 3, and 4. If any other matters properly come before the 2021 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.
(Items to be voted appear on reverse side)